EXECUTION

Exhibit 10.23

EQUITY SECURITIES PURCHASE AGREEMENT

by and among

HOMOLOGY MEDICINES, INC.,

ROADRUNNER SOLUTIONS LLC,

OXFORD BIOMEDICA (US), INC.

and, solely for the purposes of Article IX hereof,

OXFORD BIOMEDICA PLC

Dated as of January 28, 2022

LW 127806178

DOCPROPERTY iManageFooter \* MERGEFORMAT NY: 1336395v23

TABLE OF CONTENTS

Page

ARTICLE I TRANSACTIONS		2
1.1	Purchase and Sale of the Transferred Units; Issuance and Sale of the Subscribed Units.	2
1.2	Closing	2
1.3	Closing Actions and Deliveries	3
1.4	Transfer Taxes	4
1.5	Withholding	4
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER		4
2.1	Organization and Authorization	5
2.2	Non-Contravention	5
2.3	Capitalization; Subsidiaries	6
2.4	Equity Issuance	6
2.5	[Reserved]	6
2.6	No Operations, Assets or Liabilities	6
2.7	Absence of Certain Developments	7
2.8	Tax Matters	7
2.9	Title to and Condition of Transferred Assets; Sufficiency of Transferred Assets	7
2.10	Real Property	8
2.11	Intellectual Property	8
2.12	Material Contracts	10
2.13	Compliance with Laws	12
2.14	Litigation	12
2.15	Environmental Matters	13
2.16	Plans	13
2.17	Employees	14
2.18	Transactions with Affiliates	14
2.19	Insurance	15
2.20	Inventory	15
2.21	Regulatory Matters	15
2.22	Anti-Corruption	15
2.23	Suppliers	16

2.24	Fees and Expenses	16
2.25	TID U.S. Business	16
2.26	NO OTHER REPRESENTATIONS OR WARRANTIES	16
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		16
3.1	Organization and Authorization	16
3.2	Non-Contravention	17
3.3	Title to Transferred Units	17
3.4	Governmental Consents	18
3.5	Litigation.	18
3.6	Fees and Expenses	18
3.7	Acknowledgement	18
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		18
4.1	Organization and Authorization	18
4.2	Non-Contravention	19
4.3	Purchase Entirely for Own Account	19
4.4	Investment Experience	19
4.5	Accredited Investor	19
4.6	Restricted Securities	20
4.7	Governmental Consents	20
4.8	Litigation.	20
4.9	Available Funds	20
4.10	Fees and Expenses	20
4.11	Acknowledgement	20
ARTICLE V COVENANTS		21
5.1	Conduct of Seller	21
5.2	Access to Books and Records	23
5.3	Efforts; Consents, Regulatory and Other Authorizations	23
5.4	Contact with Business Relations	25
5.5	Acquisition Proposals.	25
5.6	Third Party Consents	25
5.7	Environmental Assessment	26
5.8	Tax Matters.	27
5.9	Employee Matters.	28

5.10	Data Room	28
5.11	Closing Balances	28
5.12	Non-Interference	28
5.13	Cooperation; Further Actions	29
ARTICLE VI CONDITIONS TO CLOSING		29
6.1	Conditions to Obligations of Purchaser, Seller and the Company	29
6.2	Conditions to Obligation of Purchaser	29
6.3	Conditions to Obligations of Seller and the Company	30
ARTICLE VII TERMINATION		30
7.1	Termination	31
7.2	Manner of Termination	31
7.3	Effect of Termination	31
ARTICLE VIII INDEMNIFICATION		32
8.1	Survival of Representations, Warranties and Covenants	32
8.2	Indemnification for the Benefit of Purchaser	32
8.3	Indemnification for the Benefit of Seller	33
8.4	Certain Limitations on Indemnification	33
8.5	Indemnification Procedures.	34
8.6	Exclusive Remedy	35
ARTICLE IX PARENT GUARANTY		35
9.1	Parent Guaranty	36
9.2	Parent Guarantor Representations	36
9.3	Additional Agreements	36
ARTICLE X MISCELLANEOUS		36
10.1	Entire Agreement	36
10.2	Amendments	36
10.3	Waivers	36
10.4	Fees and Expenses	37
10.5	Notices and Demands	37
10.6	Severability	38
10.7	Governing Law	38
10.8	WAIVER OF JURY TRIAL	39
10.9	Successors and Assigns	39

10.10	Certain Definitions	39
10.11	Confidentiality; Publicity	49
10.12	Remedies	50
10.13	Interpretation	50

EXHIBITS

Exhibit A Form of Contribution Agreement

Exhibit B Form of License and Patent Management Agreement

Exhibit C Form of Supply Agreement

Exhibit D Form of Transitional Services Agreement

Exhibit E Form of Lease Assignment

Exhibit F Form of Sublease Agreement

Exhibit G Form of Employee Matters Agreement

Exhibit H Form of Patent Assignment Agreement

Exhibit I Form of Quality Agreement

Exhibit J Form of LLC Agreement

SCHEDULES

Schedule 5.1 Conduct of Seller

Schedule 5.6(a)(i) Excluded Assets

Schedule 5.6(a)(ii) Necessary Contracts

Schedule 10.10(eee) Knowledge

Schedule 10.10(xxx)(viii) Permitted Liens

EQUITY SECURITIES PURCHASE AGREEMENT

This EQUITY SECURITIES PURCHASE AGREEMENT, dated as of January 28, 2022 (this “Agreement”), is made and entered into by and among Homology Medicines, Inc., a Delaware corporation (“Seller”), Roadrunner Solutions LLC, a Delaware limited liability company (the “Company”), Oxford Biomedica (US), Inc., a Delaware corporation (“Purchaser”), and, solely for the purposes of Article IX, Oxford Biomedica plc, a public company organized under the laws of England and Wales (“Parent Guarantor”). Each of Seller, the Company, Purchaser and Parent Guarantor (solely for purposes of Article IX) is sometimes individually referred to herein as a “Party,” and all of them are sometimes collectively referred to herein as the “Parties.” Certain terms used in this Agreement have the respective meanings ascribed to them in Section 10.10.

RECITALS

WHEREAS, as of the date hereof, Seller is engaged in part in the business of the manufacturing of adeno-associated virus vectors for use in gene therapy or gene editing products (the “Business”);

WHEREAS, Seller conducts the Business primarily at a certain facility located at One Patriots Park, Bedford, Massachusetts 01730 (the “Facility”), which Seller leases pursuant to the Facility Lease;

WHEREAS, prior to the Closing, Seller and the Company will enter into a contribution agreement substantially in the form attached hereto as Exhibit A (the “Contribution Agreement”), pursuant to which, among other things, on the terms and subject to the conditions set forth therein, and effective as of the Closing, (a) Seller will assign and transfer to the Company the Transferred Assets, and the Company will assume from Seller, and agree to pay, perform and discharge when due, the Transferred Liabilities and (b) in exchange therefor, the Company will issue to Seller 175,000 of the Company’s units of limited liability company interest (“Units,” and the transactions described in this recital, the “Contribution”);

WHEREAS, in connection with the Contribution, and prior to the Closing, Seller and the Company will enter into (a) a license and patent management agreement substantially in the form attached hereto as Exhibit B (the “License and Patent Management Agreement”), pursuant to which the Company will grant licenses under certain intellectual property to Seller and Seller and the Company will cooperate in the management of the Transferred Patents, (b) a manufacturing and supply agreement substantially in the form attached hereto as Exhibit C (the “Supply Agreement”), pursuant to which the Company will manufacture and supply Products (as defined in the Supply Agreement) to Seller, (c) a transitional services agreement substantially in the form attached hereto as Exhibit D (the “Transitional Services Agreement”), pursuant to which (i) Seller will perform certain Services (as defined in the Transitional Services Agreement) and (ii) the Company will perform certain services for the benefit of Seller, (d) a lease assignment in the form attached hereto as Exhibit E (the “Lease Assignment”), pursuant to which Seller will assign all of its right, title and interest in, to and under the Facility Lease to the Company, (e) a sublease agreement in the form attached hereto as Exhibit F (the “Sublease Agreement”), pursuant to which the Company will sublease certain premises of the Facility to Seller as further described therein, (f) an employee matters agreement substantially in the form attached hereto as Exhibit G (the “Employee Matters Agreement”), pursuant to which the Parties will agree to allocate certain liabilities and obligations relating to employees associated with the Business, (g) a patent assignment agreement substantially in the form attached hereto as Exhibit H (the “Patent Assignment Agreement”), evidencing the recorded transfer of certain Patent rights from Seller to the Company as set forth therein, and (h) a quality agreement substantially in the form attached hereto as Exhibit I (the “Quality Agreement”), pursuant to which the Company will comply with certain quality requirements in connection with the manufacturing activities to be performed under the Supply Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, and effective as of the Closing, Seller will sell to Purchaser, and Purchaser will purchase from Seller, 130,000 Units (the “Transferred Units”) in exchange for a cash payment by Purchaser to Seller at the Closing in the amount of $130,000,000 (the “Transfer Price”);

WHEREAS, on the terms and subject to the conditions set forth herein, and effective as of the Closing, the Company will issue to Purchaser, and Purchaser will purchase from the Company 50,000 Units (the “Subscribed Units” and together with the Transferred Units, the “Purchased Units”) in exchange for a cash contribution by Purchaser to the Company at the Closing of $50,000,000 (the “Subscription Price” and, together with the Transfer Price, the “Purchase Price”);

WHEREAS, immediately following the consummation of the Contribution, the Equity Transfer (as defined below) and the Equity Issuance (as defined below), (a) Purchaser will own, in the aggregate, 180,000 Units, collectively representing 80% of the outstanding Units as of such time, and (b) Seller will own, in the aggregate, 45,000 Units, collectively representing 20% of the outstanding Units as of such time; and

WHEREAS, at the Closing, the Company, Purchaser and Seller will enter into an amended and restated limited liability company agreement, in substantially the form attached hereto as Exhibit J (the “LLC Agreement”), which shall, among other things, set forth ongoing rights and obligations of the Parties with respect to the governance of the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
TRANSACTIONS

1.1 Purchase and Sale of the Transferred Units; Issuance and Sale of the Subscribed Units.

(a) On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, the Transferred Units (free and clear of all Liens, other than restrictions on the transfer thereof under applicable securities Laws and under the LLC Agreement), in exchange for the Transfer Price, paid by Purchaser on the Closing Date by wire transfer of immediately available funds to an account designated in writing by Seller at least two (2) Business Days prior to the Closing Date (the transactions described in this Section 1.1(a), the “Equity Transfer”).

(b) On the terms and subject to the conditions set forth herein, at the Closing, the Company shall issue and convey to Purchaser, and Purchaser shall purchase and acquire from the Company, the Subscribed Units (free and clear of all Liens, other than restrictions on the transfer thereof under applicable securities Laws and under the LLC Agreement), in exchange for the Subscription Price, paid by Purchaser on the Closing Date by wire transfer of immediately available funds to an account designated in writing by the Company at least two (2) Business Days prior to the Closing Date (the transactions described in this Section 1.1(b), the “Equity Issuance”).

1.2 Closing. The closings of the Equity Transfer and the Equity Issuance (collectively, the “Closing”) shall occur simultaneously and shall take place remotely (by e-mail, teleconference or videoconference and wire transfer, as applicable) at 10:00 a.m., New York, New York local time, on the date that is three (3) Business Days after the first day on which all of the conditions set forth in Article VI have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party or Parties entitled to the benefit thereof (other than those conditions that, by their nature or terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place as the Parties shall otherwise mutually agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” Each of the Equity Transfer and the Equity Issuance shall be effective, and Purchaser shall be deemed the beneficial owner and owner of record of the Transferred Units or the Subscribed Units, as applicable, at such time at or after the Closing at which the Transfer Price or the Subscription Price, as applicable, has actually been received by Seller or the Company, as applicable.

1.3 Closing Actions and Deliveries.

(a) Contribution. Immediately prior to the Closing, the Company and Seller shall consummate the Contribution pursuant to the terms of the Contribution Agreement.

(b) Deliveries by Seller. At the Closing, Seller shall deliver (or cause to be delivered):

(i) to Purchaser, certificates representing the Transferred Units duly endorsed or accompanied by transfer powers or an assignment of the Transferred Units duly executed by Seller (or such other documents evidencing the Transferred Units and transfer or assignment thereof as Seller and Purchaser may mutually agree);

(ii) to Purchaser, a certificate, dated as of the Closing Date, duly executed on behalf of Seller by an officer of Seller, certifying the resolutions (or action taken by unanimous written consent in lieu thereof) of the board of directors of Seller approving the execution, delivery and performance of this Agreement and each of the Transaction Documents to which Seller is a party and the consummation of each of the transactions contemplated hereby and thereby;

(iii) to Purchaser, the certificate required to be delivered pursuant to Section 6.2(f);

(iv) to the Company, a duly executed counterpart of the Contribution Agreement;

(v) to Purchaser and the Company, duly executed counterparts of each of (A) this Agreement, (B) the LLC Agreement, (C) the Supply Agreement, (D) the License and Patent Management Agreement, (E) the Transitional Services Agreement, (F) the Lease Assignment, (G) the Sublease Agreement, (H) the Employee Matters Agreement, (I) the Patent Assignment Agreement and (J) the Quality Agreement;

(vi) to Purchaser, a duly executed IRS Form W-9; and

(vii) to Purchaser, the Landlord Consent executed by the landlord under the Facility Lease as required by Section 5.6(c).

(c) Deliveries by the Company. At the Closing, the Company shall deliver (or cause to be delivered):

(i) to Purchaser, certificates representing the Subscribed Units duly endorsed (or such other documents evidencing the Subscribed Units as the Company and Purchaser may mutually agree);

(ii) to Purchaser, the certificate required to be delivered pursuant to Section 6.2(e);

(iii) to Purchaser, a certificate, dated as of the Closing Date, duly executed on behalf of the Company by an officer of the Company, certifying (A) the organizational documents of the Company and (B) resolutions (or action taken by unanimous written consent in lieu thereof) of the board of directors of the Company approving the execution, delivery and performance of this Agreement and each of the Transaction Documents to which the Company is a party and the consummation of each of the transactions contemplated hereby and thereby;

(iv) to Seller, a duly executed counterpart of the Contribution Agreement; and

(v) to Seller and Purchaser, duly executed counterparts of each of (A) this Agreement, (B) the LLC Agreement, (C) the Supply Agreement, (D) the License and Patent Management Agreement, (E) the Transitional Services Agreement, (F) the Lease Assignment, (G) the Sublease Agreement, (H) the Employee Matters Agreement, (I) the Patent Assignment Agreement and (J) the Quality Agreement.

(d) Deliveries by Purchaser. At the Closing, Purchaser shall deliver (or cause to be delivered):

(i) to Seller, the Transfer Price, in the manner prescribed in Section 1.1(a);

(ii) to the Company, the Subscription Price, in the manner prescribed in Section 1.1(a);

(iii) to Seller, resolutions (or action taken by unanimous written consent in lieu thereof) of the board of directors of Purchaser approving the execution, delivery and performance of this Agreement and each of the Transaction Documents to which Purchaser is a party and the consummation of each of the transactions contemplated hereby and thereby;

(iv) to Seller, the certificate required to be delivered pursuant to Section 6.3(c); and

(v) to Seller and the Company, duly executed counterparts of each of (A) this Agreement, (B) the LLC Agreement and (C) the Supply Agreement.

1.4 Transfer Taxes. Seller, on the one hand, and Purchaser, on the other hand, shall each pay fifty percent (50%) of any transfer, recording, filing, stamp, documentary, sales, use, registration, value-added or similar Tax which may be payable in connection with this Agreement and the transactions contemplated hereby (including, for the avoidance of doubt, the Contribution) (“Transfer Taxes”).

1.5 Withholding. Purchaser shall be entitled to deduct or withhold from any payment required to be made to Seller under this Agreement any Taxes required to be deducted or withheld; provided, however, that the Parties shall use commercially reasonable efforts to minimize or reduce any such Taxes to the extent permitted by applicable Law. Purchaser shall remit the amount of Taxes so deducted or withheld to the appropriate Taxing Authority, and any amount of Taxes so withheld and remitted shall be treated as paid to Seller for all purposes of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

Each of the Company and Seller hereby represents and warrants to Purchaser as follows (except to the extent set forth in the disclosure schedules delivered to Purchaser by the Company concurrently with the Parties’ execution and delivery of this Agreement (the “Disclosure Schedules”), it being understood that any information, item or matter set forth in a particular section or subsection of the Disclosure Schedules shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the Section or subsection of this Agreement to which such section or subsection of the Disclosure Schedules corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such information, item or matter is relevant to such other Section or subsection):

2.1 Organization and Authorization.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority to enter into each of the Transaction Documents to which it is or is specified to be a party (collectively, the “Company Transaction Documents”) and to carry out the transactions contemplated hereby and thereby and perform its other obligations hereunder and thereunder. The execution, delivery and performance of each of the Company Transaction Documents (including the Equity Issuance contemplated hereby) have been duly authorized by all necessary limited liability company or other action of the Company. This Agreement and the other Company Transaction Documents that are contemplated by the terms hereof or thereof to be executed and delivered as of the date hereof have been duly and validly executed and delivered by the Company, and the Company Transaction Documents that are contemplated by the terms hereof or thereof to be executed and delivered after the date hereof will be duly and validly executed and delivered by the Company on or before the respective dates on which such Company Transaction Documents are so contemplated to be executed and delivered. Each of the Company Transaction Documents constitutes (or, in the case of any Company Transaction Document that is contemplated by the terms hereof or thereof to be executed and delivered after the date hereof, will constitute, when executed and delivered) a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Company has made available to Purchaser or its advisors true and complete copies of the Company’s organizational documents.

(b) The Company has all requisite limited liability company power and authority to own the Transferred Assets and to carry on the Business immediately following the Closing as such Business is currently conducted.

(c) The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the character of its property, or the nature of the activities conducted by it, makes such license or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to be material to the Company.

2.2 Non-Contravention. The execution, delivery and performance of the Company Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, and compliance with the terms and provisions hereof and thereof, do not and will not: (a) violate, conflict with, result in a breach of any provision of, or constitute a default (with or without notice, lapse of time or both) under, any provision of the Company’s governing documents; (b) violate, conflict with, result in the breach of, constitute a default (with or without notice, lapse of time or both) under, give rise to any right to change in terms or acceleration, modification, cancelation or termination (as distinct from any right to terminate, modify or cancel at will without cause pursuant to the terms thereof) of any material right or obligation of the Company under, or require any notice, consent, approval, authorization, waiver or action or filing pursuant to, any agreement, obligation or other instrument to which the Company is a party or by which the Company or any of its properties or assets, including the Transferred Assets, are bound, or cause the creation of any Lien (other than Permitted Liens and Liens arising from acts of Purchaser or any of its Affiliates other than the Closing of the transactions contemplated hereby) upon any of the assets of the Company; (c) violate, conflict with or result in a breach or default (whether after the giving of notice, lapse of time or both) under, any provision of any Laws applicable to the Company or any of its properties or assets, including the Transferred Assets; (d) require the Company give any notice to, or make any declaration or filing with, or obtain any consent, waiver or approval of, any

Governmental Authority or other Person other than pursuant to applicable securities Laws or the rules or regulations of any applicable securities exchange or listing authority; or (e) accelerate any obligation under, or give rise to a right of termination of, any permit, license or authorization issued by any Governmental Authority that is applicable to the Company or any of its assets, except, in the case of the foregoing clauses (b) through (e), as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Company.

2.3 Capitalization; Subsidiaries.

(a) The authorized share capital of the Company consists of 500,000 Units. As of the date hereof, there are issued and outstanding a total of 175,000 Units, all of which are owned beneficially and of record by Seller. Immediately following the consummation of the Contribution, the Equity Transfer and the Equity Issuance, there will be issued and outstanding a total of 225,000 Units, 180,000 of which will be owned of record by Purchaser and 45,000 of which will be owned of record by Seller.

(b) Except for the securities described in Section 2.3(a) and the transactions contemplated by the Transaction Documents, there are no outstanding (i) Capital Interests of the Company, (ii) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Capital Interests of the Company or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any Capital Interests of the Company, (iii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iv) Contracts to which the Company is a party or by which the Company is bound obligating the Company to repurchase, redeem or otherwise acquire any Capital Interests of the Company or (v) bonds, debentures, notes or other indebtedness for borrowed money (or indebtedness issued or incurred in substitution or exchange for borrowed money) of the Company having the right to vote (or convertible into, or exchangeable for, Capital Interests of the Company having the right to vote) on any matter on which the Company’s equityholders may vote.

(c) The Company does not have any subsidiaries or own any Capital Interests in any other Person.

2.4 Equity Issuance.

(a) The Equity Issuance (i) does not require any further action by the Company, its board of directors, Seller (as the Company’s sole equityholder) or Seller’s board of directors or shareholders, (ii) is not subject to any preemptive rights, rights of first refusal or similar rights of any present or future holders of Capital Interests of the Company or Seller and (iii) does not conflict with any provision of any Contract to which the Company or Seller is a party or by which either is bound.

(b) Each of the Subscribed Units, when issued, sold and delivered in accordance with the terms and conditions set forth in this Agreement, will be validly issued and free of preemptive rights, rights of first refusal, rights of first offer and similar rights and restrictions on transfer (other than restrictions arising under the Transaction Documents and restrictions on transfer arising under applicable securities Laws).

2.5 [Reserved].

2.6 No Operations, Assets or Liabilities. As of immediately prior to the consummation of the transactions contemplated by the Transaction Documents, other than in connection with any action taken in accordance with Section 5.1, (a) the Company has not conducted any business or operations other than in connection with the transactions contemplated by the Transaction Documents and (b) the Company

has no assets or liabilities. Immediately following the Contribution, the Company will not have any liabilities or obligations, other than the Transferred Liabilities.

2.7 Absence of Certain Developments. Except as disclosed in Schedule 2.7, since September 30, 2021, (a) Seller has operated the Business in the ordinary course of business, (b) there has not been any Material Adverse Effect, and (c) no event has occurred, and no action has been taken by Seller or any of its Subsidiaries related to the Business for which consent of Purchaser would be required pursuant to Section 5.1 had such action been taken by Seller following the date of this Agreement.

2.8 Tax Matters.

(a) All material Tax Returns that were required to be filed by the Company or with respect to the Business or the Transferred Assets have been timely filed (taking into account any extensions of time for such filings). All material Tax Returns filed by the Company or with respect to the Business or the Transferred Assets are complete and accurate in all material respects. All material Taxes owed by the Company or with respect to the Business or the Transferred Assets (whether or not shown on any Tax Return) have been timely paid. No claim has ever been made by an authority in a jurisdiction in which the Company and Seller do not file a Tax Return that Seller or the Company is or may be subject to taxation by that jurisdiction in respect of Taxes of the Business or the Transferred Assets.

(b) There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable) on any of the Transferred Assets.

(c) There are no pending or threatened audits, investigations, disputes, notices of deficiency, claims or other Actions for or relating to any material liability for Taxes of the Company or with respect to the Business or the Transferred Assets. No statute of limitations in respect of material Taxes of the Company or with respect to the Business or the Transferred Assets has been waived.

(d) There are no material Tax indemnification or Tax sharing agreements under which the Company would reasonably be expected to be liable after the Closing Date for any Tax liability of any other Person, other than customary agreements with customers, vendors, lessors, or lenders or other agreements that do not relate primarily to Taxes.

(e) The Company has not entered into a “reportable transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(f) The Company has been treated as a disregarded entity for United States federal income tax purposes at all times since its formation. Seller is not treated as a disregarded entity for United States federal income tax purposes.

2.9 Title to and Condition of Transferred Assets; Sufficiency of Transferred Assets.

(a) Seller has good and valid title, free and clear of all Liens (other than Permitted Liens), to, or a valid leasehold interest in, or a valid license or other right to use, all of the real or tangible property included in the Transferred Assets. Upon the consummation of the Contribution, good and valid title, free and clear of all Liens (other than Permitted Liens), to, or a valid leasehold interest in, or a valid license or other right to use, all of the real or tangible property included in the Transferred Assets shall pass to the Company.

(b) All of the real or tangible property included in the Transferred Assets is in good condition and repair in all material respects (ordinary wear and tear excepted).

(c) The Transferred Assets, will, together with any assets of Seller to which the Company will have a license, right to use, or right to receive services pursuant to the Transaction Documents and the transactions contemplated thereby, constitute all of the assets, rights and properties necessary and sufficient for the conduct of the Business as currently conducted.

2.10 Real Property.

(a) Seller does not own any real property that is used in connection with the Business.

(b) The Facility Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions; and neither Seller nor, to the knowledge of Seller, any other party to the Facility Lease is in breach of or default under the Facility Lease, Seller has no present expectation or intention of not fully performing on a timely basis all obligations required to be performed by Seller under the Facility Lease, and, to the knowledge of Seller, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under the Facility Lease by any of Seller or the other party thereto. Seller has not received notice, and Seller has no knowledge, in either case to the effect that any other party intends to cancel, terminate, breach or attempt to alter the terms of the Facility Lease, or not exercise any option to renew thereunder. Seller has not received any notice from any Governmental Authority alleging a violation of any Laws with respect to the Facility and Seller has no knowledge that the Facility is in violation of any Laws.

(c) Except for the Facility Lease, there are no leases, subleases, licenses, concessions or other Contracts granting to any Person the right to use or occupy the Facility or any part thereof, and other than Seller, there are no Persons in possession of the Facility.

(d) Except as disclosed on Schedule 2.10(d), (i) Seller’s current uses of the Facility do not, to the knowledge of Seller, violate any restrictive covenant or zoning ordinance that affects the Facility; (ii) Seller’s possession and quiet enjoyment of the Facility has not been disturbed and to the knowledge of Seller there are no disputes with respect to the Facility or Actions between Seller and the landlord under the Facility Lease with respect to the Facility Lease and the rights and/or obligations of the tenant and/or the landlord thereunder; (iii) no security deposit or portion thereof with respect to the Facility Lease has been applied which has not been re-deposited in full; (iv) to Seller’s knowledge there are no condemnation, expropriation or other Actions in eminent domain, zoning, building code, or other moratorium proceeding pending or threatened affecting all or any portion of the Facility; and (v) to Seller’s knowledge, there are no special assessments filed or proposed against the Facility or any portion thereof.

(e) No portion of the Facility has been damaged or destroyed by fire or other casualty that has not been restored. The Facility is supplied with the utilities necessary for the operation thereof as the same is currently operated, to the extent necessary for the conduct of the Business. Seller has complied with all of its current obligations under the Facility Lease to be fulfilled, kept, observed and performed.

2.11 Intellectual Property.

(a) Schedule 2.11(a) sets forth, as of the date hereof, (i) a complete and accurate list of all issued and unexpired Patents and pending Patent applications included in the Company Intellectual Property (the “Transferred Patents”), indicating for each item: (1) the issued patent number and/or patent application number and the applicable filing jurisdiction, and (2) all filing, maintenance and other deadlines occurring within 120 days of the date hereof, and (ii) a complete and accurate list of all Know-How within the Company Intellectual Property that is owned by the Company (“Transferred Know-How”). The Transferred Patents are subsisting and are valid. Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to (x) the Transferred Patents and (y) the Transferred Know-How, in each case, free and clear of all Liens, other than Permitted Liens. Seller is the sole and exclusive legal and beneficial owner or licensee of all right, title and interest in and to the other Company Intellectual Property and has the valid right to use all of such other Company Intellectual Property (including Transferred Patent and Transferred Know-How), in each case, free and clear of all Liens, other than Permitted Liens.

(b) All necessary registration, maintenance, renewal and other material fees for each of Transferred Patents have been timely paid and all necessary documents, recordations and certificates in connection with such Transferred Patents have been timely filed with the relevant Governmental Authority or authorized private registrar for the purposes of maintaining or perfecting such Transferred Patents (taking into account any permitted extensions).

(c) All prior art and information known to the Seller and material to the patentability of the Transferred Patents has been disclosed to the relevant Governmental Authority during the prosecution of the Transferred Patents to the extent required by the Seller’s duty of candor to such Governmental Authority.

(d) Except as set forth on Schedule 2.11(d), the consummation of the transactions contemplated hereby will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property rights as owned, used or held for use that are material in the conduct or operation of the Business as currently conducted.

(e) To the knowledge of Seller, (i) the conduct of the Business as currently conducted does not infringe, misappropriate, or violate, and the conduct of the Business, during the past three (3) year period, has not infringed, misappropriated, or violated any Intellectual Property owned by a third party, and (ii) no third party is infringing, misappropriating or violating, and has not infringed, misappropriated or violated during the past three (3) year period, any Company Intellectual Property.

(f) There are no Actions (including any administrative proceedings) settled in the past three (3) years, pending or to the knowledge of Seller, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or violation of the Intellectual Property rights of any Person by Seller in the conduct or operation of the Business; (ii) challenging the validity, scope, enforceability, registrability or ownership of any Company Intellectual Property or Seller’s rights with respect to any Company Intellectual Property that is not owned by Company; or (iii) by Seller alleging any infringement, misappropriation or violation by any Person of any Company Intellectual Property. To the knowledge of Seller, there are no facts or circumstances that would reasonably be likely to provide a basis for an Action challenging the enforceability or ownership of Transferred Know-How, or an Action challenging the registrability or ownership of Transferred Patents.

(g) Except as disclosed on Schedule 2.11(g), and except for any commercial off-the-shelf software or other agreement that is made available for a total cost of less than $150,000, neither Seller nor the Company has any obligations pursuant to any agreement to compensate any Person for the use of any Company Intellectual Property.

(h) Except as set forth on Schedule 2.11(h), all current and former employees, consultants and contractors of Seller or the Company, as applicable, that have developed or created any portion of any material Company Intellectual Property owned or purported to be owned by Seller or the Company have executed valid and enforceable written instruments with Seller and the Company that assign to Seller and the Company all rights, title and interest in and to any and all such Intellectual Property (except, in each case, (i) to the extent ownership of any such Intellectual Property vests ab initio with Seller or the Company under applicable Law, or (ii) with respect to consultants, and contractors from which Seller and the Company have obtained a license or other right to use any such Intellectual Property). To the knowledge of Seller, no current or former employee of Seller or the Company has excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of Seller or the Company.

(i) Each of Seller and the Company has taken commercially reasonable steps to protect the confidentiality of any Trade Secrets included in the Company Intellectual Property. Each of Seller and the Company has taken reasonable steps in accordance with Seller’s and the Company’s reasonable business judgment to protect the confidentiality of all specific inventions disclosed in filed patent applications prior to the filing of patent applications therefor, including by requiring all persons having access to any of such subject matter to execute binding, written confidentiality agreements providing customary confidentiality and restriction on use and publication terms sufficient to maintain the confidential status and limit the use and publication of such subject matter. To the knowledge of Seller, there has not been any printed publication, sale, offer for sale, or public use by Seller or the Company of the specific invention disclosed in filed patent applications prior to the filing of a patent application therefor.

(j) The inventions in the Company Intellectual Property (a) were not conceived, discovered, developed, generated or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e), and (c) are not otherwise subject to the provisions of the Bayh-Dole Act.

(k) The representations and warranties set forth in this Section 2.11 and Sections 2.7, 2.9 (provided that Section 2.9 shall not be construed as a representation of non-infringement of the Intellectual Property rights of any Person) and 2.12 are the sole and exclusive representations and warranties regarding Intellectual Property rights or other intellectual property matters set forth in this Agreement.

2.12 Material Contracts.

(a) Schedule 2.12(a) sets forth, as of the date hereof, each Contract (w) to which either Seller or the Company is a party, (x) which is not an Excluded Asset (as defined under the Contribution Agreement), (y) under which there are continuing rights or obligations and (z) to which any of the descriptions set forth below apply (collectively, the “Material Contracts”):

(i) any Contract related to the Business which is a lease or sublease of real property;

(ii) any Contract for the acquisition or sale of any material asset related to the Business (other than, in each case, purchases or sales of Inventory in the ordinary course), in each case, involving assets the aggregate annual value of which exceeds $150,000;

(iii) any Contract for the purchase of products, materials, supplies, equipment or services related to the Business (excluding purchase orders issued or executed in the ordinary course of business) with a total annual payment or financial commitment exceeding $150,000;

(iv) any Contract that provides for the sale or distribution of any product with a total annual payment or financial commitment exceeding $150,000;

(v) any Contract covering the Business that contains any non-compete provision that restricts Seller or any of its Affiliates in any material respect from engaging or competing in any line of business or in any geographic area, or from developing, manufacturing, marketing, distributing or selling any products or services, or that contains any standstill or customer non-solicitation obligations binding on Seller or the Company;

(vi) any Contract related to the Business involving aggregate consideration in excess of $250,000 that provides indemnification for or the assumption of any Tax, environmental or other material liability of any third party;

(vii) any Contract related to a capital expenditure of the Business involving aggregate consideration in excess of $250,000;

(viii) any Contract related to the Business not otherwise described in this Section 2.12(a) involving an annual aggregate consideration in excess of $150,000;

(ix) any Contract evidencing Indebtedness with respect to which Seller is an obligor and that imposes a Lien, other than a Permitted Lien, on any of the Transferred Assets;

(x) any Contract related to the Business to which any Governmental Authority is a party;

(xi) collective bargaining agreements or similar Contracts with any union, works council or other labor organization that applies to any of the Transferred Employees or independent contractors;

(xii) any partnership, joint venture, strategic alliance or similar Contract related to the Business with an aggregate value in excess of $150,000;

(xiii) any written license, sublicense or similar Contract (other than (i) any Contract granting rights with respect to any databases, licenses to off-the-shelf software or any other Intellectual Property licensed or otherwise delivered pursuant to a click-wrap, shrink-wrap or similar agreement granted by third parties in the ordinary course of business with an aggregate annual cost of less than $200,000 and (ii) any Contracts granting non-exclusive licenses in the ordinary course of business such as agreements with suppliers, advertising agencies, marketing companies, distributors and other vendors in which the license to Intellectual Property is incidental to the agreement) pursuant to which Seller (A) is granted any license, sublicense, option for a license, or similar right from a third party with respect to any Intellectual Property that is currently used in the conduct of the Business or (B) has granted any license, sublicense, option for a license or similar right to a third party with respect to any Intellectual Property that is currently used in the conduct of the Business; and

(xiv) any Contract outside the ordinary course of business that contains an express grant of any right of first refusal, right of first offer or right of first negotiation in favor of any Person in respect of the acquisition of the Business or any of the Transferred Assets.

(b) Copies of the Material Contracts (including all amendments and modifications thereto), which are true and complete, have been made available to Purchaser. All Material Contracts are valid and are in full force and effect and constitute legal, valid and binding obligations of Seller (and following the Contribution, as applicable, the Company), and, to the knowledge of the Company and Seller, of the other parties thereto, and are enforceable in accordance with their respective terms, except as enforceability may be limited by the Enforceability Exceptions. Seller has not received any written or, to the knowledge of Seller, oral notice during the past twelve (12) months from any other party to any Material Contract terminating, or threatening to terminate, such Material Contract. Except as disclosed in Schedule 2.12(b),

(i) neither Seller nor, to the knowledge of Seller, any other party to any Material Contract is in material default in complying with, or otherwise in material breach of, any provision of such Material Contract and (ii) to the knowledge of Seller, no condition or event or fact exists which, with notice, lapse of time or both, (A) would be likely to constitute a material default thereunder or material breach of any Material Contract on the part of Seller or, to the knowledge of Seller, any other party thereto or (B) would be reasonably likely to create in any other party to any Material Contract the right to terminate (whether for cause or otherwise), modify or cancel (as distinct from any right to terminate, modify or cancel at will without cause pursuant to the terms thereof) such Material Contract.

2.13 Compliance with Laws.

(a) The Company is, and since the date of its formation has been, in compliance in all material respects with all Laws applicable to the Business or the Transferred Assets. Since the date of its formation, the Company has not received any written, or to the knowledge of Seller, oral notice of any material violation by the Company of any Law applicable to the Business or the Transferred Assets, and no Action alleging any material violation of any Law by the Company is pending or, to the knowledge of Seller, threatened against the Company.

(b) Seller is, and during the past three (3) years has been, in compliance in all material respects with all Laws applicable to the Business or the Transferred Assets. During the past three (3) years, Seller has not received any written or, to the knowledge of Seller, oral notice of any material violation by Seller of any Law applicable to the Business or the Transferred Assets, and no Action alleging any material violation of any such Law by Seller is pending or, or to the knowledge of Seller, threatened against Seller.

(c) Seller (and following the Contribution, the Company) holds, to the extent legally required, all material Permits necessary to operate the Business as currently conducted by Seller. Such Permits are in full force and effect and no suspension, termination, nonrenewal or cancelation of any of such Permits is pending, or, to the knowledge of Seller (or the Company), threatened, and Seller and the Company are in compliance in all material respects with the terms of such Permits. The transactions contemplated in this Agreement and the Transaction Documents will not (with or without notice, lapse of time or both) result in a material default under or a material breach or violation of, any Permit, or adversely affect in any material respect the rights and benefits afforded to Seller or the Company under any such Permit.

2.14 Litigation.

(a) No Action is pending or, to Seller’s knowledge, threatened, against the Company with respect to the Company’s execution, delivery or performance of this Agreement or any other Company Transaction Document by the Company or the consummation by the Company of the transactions contemplated hereby or thereby or that challenges the validity or enforceability of this Agreement or any Company Transaction Document or any action taken or to be taken in connection herewith or therewith.

(b) No Action is pending or, to the knowledge of Seller, threatened (i) against the Company or, to the knowledge of Seller, any director, officer, manager or employee (in his, her or its capacity as such) of the Company or (ii) against Seller to the extent relating to the Business, the Transferred Assets or the Transferred Liabilities or affecting any of the Business, the Transferred Assets or the Transferred Liabilities or, to the knowledge of Seller, against any director, officer, manager or employee (in his, her or its capacity as such) of Seller to the extent relating to the Business, the Transferred Assets or the Transferred Liabilities;

(c) Except as disclosed on Schedule 2.14:

(i) no Action is pending or, to the knowledge of Seller, threatened (x) against the Company or, to the knowledge of Seller, any director, officer, manager or employee (in his, her or its capacity as such) of the Company or (y) against Seller to the extent relating to the Business, the Transferred Assets or the Transferred Liabilities or affecting any of the Business, the Transferred Assets or the Transferred Liabilities or, to the knowledge of Seller, against any director, officer, manager or employee (in his, her or its capacity as such) of Seller to the extent relating to the Business, the Transferred Assets or the Transferred Liabilities; and

(ii) no Order is imposed or, to the knowledge of Seller, threatened (x) against the Company or (y) against Seller to the extent relating to the Business, the Transferred Assets or the Transferred Liabilities or affecting any of the Business, the Transferred Assets or the Transferred Liabilities.

2.15 Environmental Matters.

(a) Seller is, and since December 21, 2017 has been, in compliance with all Environmental Laws applicable to the Business and Transferred Assets.

(b) Since December 21, 2017, Seller has not received any written or, to the knowledge of Seller, oral notice of any violation of any Environmental Law applicable to the Business or the Transferred Assets, and, to the knowledge of Seller, no Action alleging any violation of any such Environmental Law is pending or threatened against Seller.

(c) To the knowledge of Seller, the real properties currently, or formerly, owned, leased or operated by Seller in connection with the Business or which real properties constitute Transferred Assets (including, without limitation, soils and surface and ground waters) have any Hazardous Substance present that would reasonably be expected to give rise to any liability or remedial obligation of Seller or the Company caused by activities carried out by Seller at such properties and, to the knowledge of Seller, none of those real properties otherwise or any other real property has any Hazardous Substances present that would reasonably be expected to give rise to any liability or remedial obligation of Seller or the Company.

(d) To the knowledge of Seller, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation or remediation by the Company pursuant to any Environmental Laws applicable to the Business or the Transferred Assets with respect to Hazardous Substances at any of the real property included in the Transferred Assets.

(e) Other than as may be included in the Transferred Assets, the Company has not assumed, whether by contract or operation of law, or provided an indemnity regarding, the liability of any other Person under any Environmental Law.

(f) Seller has made available to Purchaser true and complete copies of all material environmental, health, and safety reports, assessments, correspondence, permits, and any other material documents relating to the operations, properties or facilities of the Company, the Business, or the Transferred Assets.

2.16 Plans. Schedule 2.16 lists each material Business Benefit Plan. Each Business Benefit Plan has been established, operated and administrated in all material respects in compliance with its terms and applicable Law, including ERISA and the Code. For each Business Benefit Plan, Seller has made available to Purchaser a true and complete copy of the summary plan description (if required), as modified by any summaries of material modifications, or a written summary (including cost information) of any Business Benefit Plan for which no summary plan description is required. Neither the Company nor any entity that would be deemed at any relevant time to be a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, sponsors, contributes to, maintains or has any liability with respect to any employee benefit plan, program or arrangement (a) that is or was subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (b) a “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA), (c) a “multiple employer welfare arrangement” (as defined in Section 3(4) of ERISA), (d) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), (e) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or any other funded arrangement for the provision of health, other welfare, or fringe benefits; or (f) any health or other welfare arrangement that is self-insured. No Business Benefit Plan provides, and neither Seller, the Company nor any of their respective affiliates has, any liability or obligation to provide to any Transferred Employee (or their dependents of beneficiaries), postretirement medical, life insurance or other welfare benefits, except (i) as otherwise required under state or federal benefits continuation laws, (ii) the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) for benefits provided during any period during which the former employee is receiving severance pay. There are no pending or, to the knowledge of Seller, threatened Actions (other than routine claims for benefits) by a Governmental Authority by or on behalf of or against any Business Benefit Plan which would reasonably be expected to result in any liability to the Company. Other than as disclosed in Schedule 2.16, neither the execution of this Agreement or the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, result in any (i) severance payment or any increase in severance payments to any Transferred Employee under any Business Benefit Plan, (ii) accelerated vesting or timing of payment or material increases in the amount of any benefit payable to or in respect of any Transferred Employee under any Business Benefit Plan, or (iii) result in any “parachute payment” (within the meaning of Section 280G of the Code) or tax gross-up payment being made to any Transferred Employee.

2.17 Employees. Seller has made available to Purchaser, with respect to each Transferred Employee, such Transferred Employee’s (i) legal name, (ii) home address, (iii) location of employment, (iv) current annual base salary or base hourly wage rate, (v) target annual incentive compensation opportunity, (vi) job title, (vii) date of hire, (viii) service date used for crediting length of service for purposes of the Business Benefit Plans, (ix) status as exempt or non-exempt under the Fair Labor Standards Act, (x) whether part-time or full-time, (xi) immigration status, and (xii) status as active or on leave and the date of expected return. Seller has made available to Purchaser, with respect to each independent contractor engaged by Seller or its Affiliate primarily to perform services for the Business, each independent contractor’s name, location, consulting or contracting term, and consulting or contracting fee. Each of the Company and, except as would not reasonably be expected to result in any liability to the Company, Seller has complied in all material respects with all applicable Laws respecting labor, employment, employment practices, terms and conditions of employment, wages and hours, benefits and occupational safety and health. During the past three (3) years, (y) to the knowledge of Seller, no allegations of sexual harassment have been made against any current or former officer or employee of Seller with respect to the Business or any Transferred Employee and (z) neither Seller nor the Company has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any Transferred Employee.

2.18 Transactions with Affiliates. Except as set forth on Schedule 2.18, and except for, and as provided in, the Transaction Documents, there are no loans, leases or other Contracts (a) between the Company, on the one hand, and any director, officer, manager, member, equityholder or other Affiliate of the Company, on the other hand, or (b) with respect to the Business, any Transferred Asset or Transferred Liability, between Seller, on the one hand, and the Company or any director, officer, manager, member, equityholder or other Affiliate of Seller or the Company, on the other hand.

2.19 Insurance. All insurance plans related to the Business and the Transferred Assets that are in effect as of the date hereof (“Insurance Policies”) have been made available to Purchaser. None of Seller, the Company or any of their respective Subsidiaries has received any notice of cancelation of any Insurance Policy or material premium increases with respect to any Insurance Policy. All premiums due and payable under all Insurance Policies have been paid and each of Seller and the Company is in compliance in all material respects with the terms of the Insurance Policies.

2.20 Inventory. Except as set forth on Schedule 2.20, (i) all Inventory is owned by Seller free and clear of all Liens (other than Permitted Liens) and (ii) no Inventory is held on a consignment basis.

2.21 Regulatory Matters.

(a) The Company is, and since the date of its formation has been, in compliance in all material respects with all applicable Regulatory Requirements. Since the date of its formation, the Company has not received any written notice of any material violation of Regulatory Requirements by the Company, and no Action alleging any material violation of any Regulatory Requirement is pending or, to the knowledge of Seller, threatened against the Company.

(b) Seller is, and during the past three (3) years has been, in compliance in all material respects with all Regulatory Requirements applicable to the Business or the Transferred Assets. During the past three (3) years, Seller has not received any written notice of any material violation of any Regulatory Requirement applicable to the Business or the Transferred Assets, and no Action alleging any material violation of any such Regulatory Requirement by Seller is pending or, to the knowledge of Seller, threatened against Seller.

(c) During the past three (3) years, neither Seller nor any of its Affiliates, with respect to the Business, has been subject to physical inspections or received written inspection reports from the U.S. Department of Agriculture or the U.S. Food and Drug Administration, in which such Governmental Authority has asserted or alleged in writing that the operations of the Business were or are not in compliance with any applicable Laws.

(d) During the past three (3) years, there have been no Actions or Judgments regarding the processing or transfer of personal information by Seller or its Affiliates in connection with the Business, and neither Seller nor any of its Affiliates has received any written communications from any Governmental Authority having primary jurisdiction over the enforcement of data protection Laws that would reasonably be expected to limit, in any material respect, such processing or transfers.

2.22 Anti-Corruption. Neither the Company, Seller with respect to the Business, nor, to Seller’s knowledge, any of the Transferred Employees (a) has used any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has made any direct or indirect unlawful payments to any Government Official; (c) has violated any Anti-Corruption Laws; (d) has established or maintained any unlawful or unrecorded fund of monies or other properties; (e) has made any false or fictitious entries on its accounting books and records; (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and has not paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; or (g) has otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any Government Officials or any political party for the purpose of obtaining or retaining business, in the case of each of the foregoing clauses (a) through (g), during the preceding five (5) years.

2.23 Suppliers. Schedule 2.23 sets forth a true and complete list of the ten (10) largest suppliers (by estimated total spending) for the Business (other than Affiliates of Seller and other than Persons providing construction services) for the twelve (12) month period ended December 31, 2021. Neither

Seller nor any of its Affiliates has received any notice that any such supplier has terminated or canceled, or has finally determined that it will terminate or cancel, its business relationship in respect of the Business with Seller or any of its Affiliates.

2.24 Fees and Expenses. Except as set forth on Schedule 2.24, none of Seller, the Company or any of their respective Affiliates has made any arrangements or taken any other action that has resulted in, or that would result in, the Company being or becoming liable for any fees or expenses payable to a third party in connection with the transactions contemplated by this Agreement or any other Transaction Document.

2.25 TID U.S. Business. Seller has conducted an assessment and determined that none of the Company or any of its Affiliates or the Business (a) produce, design, test, manufacture, fabricate, or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (b) perform the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment critical infrastructure; or (c) maintain or collect, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, in turn, is not a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248.

2.26 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties of Seller and the Company expressly set forth in this Article II (the “Seller and Company Representations”) or in any certificate delivered by Seller or the Company hereunder and as otherwise expressly set forth in Article III, none of the Company, any of its Representatives or any other Person is making, has made or shall be deemed to have made, any representation or warranty, express or implied, in law or in equity, with respect to Seller, the Company or any of their respective Affiliates or the transactions contemplated by this Agreement or any other Transaction Document or any other matter. Neither Seller nor any other Person will have or be subject to any liability or other obligation to Purchaser, its Affiliates or Representatives or any Person resulting from the sale of any Units to Purchaser or Purchaser’s use of, or the use by any of its Affiliates or Representatives of, any such information, including information, documents, projections, forecasts or other material made available to Purchaser, its Affiliates or Representatives in any “data rooms,” teaser, confidential information memorandum or management presentations in connection with the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in this Article II or Article III. Seller and each of its Subsidiaries disclaim any and all other representations and warranties, whether express or implied.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows (except to the extent set forth in the Disclosure Schedules, it being understood that any information, item or matter set forth in a particular section or subsection of the Disclosure Schedules shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the Section or subsection of this Agreement to which such section or subsection of the Disclosure Schedules corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such information, item or matter is relevant to such other Section or subsection):

3.1 Organization and Authorization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power and authority to enter into each of the Transaction Documents to which it is or is specified to be a party (collectively, the “Seller Transaction Documents”) and to carry out the transactions contemplated hereby and thereby and perform its other obligations hereunder and thereunder. The execution, delivery and performance of each of the

Seller Transaction Documents have been duly authorized by all necessary corporate or other action of Seller. This Agreement and the other Seller Transaction Documents that are contemplated by the terms hereof or thereof to be executed and delivered as of the date hereof have been duly and validly executed and delivered by Seller, and the Seller Transaction Documents that are contemplated by the terms hereof or thereof to be executed and delivered after the date hereof will be duly and validly executed and delivered by Seller on or before the respective dates on which such Seller Transaction Documents are so contemplated to be executed and delivered. Each of the Seller Transaction Documents constitutes (or, in the case of any Seller Transaction Document that is contemplated by the terms hereof or thereof to be executed and delivered after the date hereof, will constitute, when executed and delivered) a valid and legally binding obligation of Seller, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Neither Seller nor any of its Affiliates has entered into any Contract with a third party (other than any nondisclosure or confidentiality agreement) to effect an Acquisition Proposal.

3.2 Non-Contravention. The execution, delivery and performance of the Seller Transaction Documents by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, and compliance with the terms and provisions hereof and thereof, do not and will not: (a) violate, conflict with, result in a breach of any provision of, or constitute a default (with or without notice, lapse of time or both) under, any provision of Seller’s governing documents; (b) violate, conflict with, result in the breach of, constitute a default (with or without notice, lapse of time or both) under, give rise to any right to change in terms or acceleration, modification, cancelation or termination (as distinct from any right to terminate, modify or cancel at will without cause pursuant to the terms thereof) of any material right or obligation of Seller under, or require any notice, consent, approval, authorization, waiver or action or filing pursuant to, any agreement, obligation or other instrument to which Seller is a party or by which Seller or any of its properties or assets, including the Transferred Assets, are bound, or cause the creation of any Lien (other than Permitted Liens and Liens arising from acts of Purchaser or any of its Affiliates other than the Closing of the transactions contemplated hereby) upon any of the material assets of Seller; (c) violate, conflict with or result in a breach or default (whether after the giving of notice, lapse of time or both) under, any provision of any Laws applicable to Seller or any of its properties or assets, including the Transferred Assets; (d) require Seller to give any notice to, or make any declaration or filing with, or obtain any consent, waiver or approval of, any Governmental Authority or other Person other than pursuant to applicable securities Laws or the rules or regulations of any applicable securities exchange or listing authority; or (e) accelerate any obligation under, or give rise to a right of termination of, any permit, license or authorization issued by any Governmental Authority that is applicable to Seller or any of its assets, except, in the case of the foregoing clauses (b) through (e), as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business. Seller is not currently engaged in, and is not currently contemplating engaging in, discussions or participating in negotiations with any third parties relating to any acquisition or purchase (whether by merger, consolidation, business combination, recapitalization, liquidation, dissolution or otherwise) of a majority of the equity of Seller or any material portion of Seller’s business.

3.3 Title to Transferred Units. Seller has good and valid title to the Transferred Units, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws), and is the sole record and beneficial owner thereof. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Transferred Units, upon the consummation of the Equity Transfer, good and valid title to the Transferred Units will pass to Purchaser, free and clear of all Liens (other than restrictions arising under the Transaction Documents, Liens subsequently created or imposed by acts of Purchaser or any of its Affiliates and restrictions on transfer arising under applicable securities Laws).

3.4 Governmental Consents. No consent, approval or authorization of, or notice to, or registration, qualification or filing with, any Governmental Authority is required to be obtained, given or made with respect to Seller in connection with the execution, delivery or performance of this Agreement or any other Seller Transaction Document by Seller or the consummation by Seller of the transactions contemplated hereby or thereby, except for (a) compliance with, and filings as may be required under, the HSR Act and (b) compliance with, and filings as may be required under, applicable securities Laws or the rules and regulations of any applicable securities exchange or listing authority.

3.5 Litigation. No Action is pending or, to Seller’s knowledge, threatened, against Seller with respect to Seller’s execution, delivery or performance of this Agreement or any other Seller Transaction Document by Seller or the consummation by Seller of the transactions contemplated hereby or thereby or that challenges the validity or enforceability of this Agreement or any Seller Transaction Document or any action taken or to be taken in connection herewith or therewith.

3.6 Fees and Expenses. Except as set forth on Schedule 3.6, neither Seller nor any of its Affiliates has made any arrangements or taken any other action that has resulted in, or that would result in, Purchaser or the Company being or becoming liable for any finder’s, broker’s, agent’s or advisor’s fee or commission or like payment payable to a third party in connection with the transactions contemplated by this Agreement or any other Transaction Document.

3.7 Acknowledgement. Seller acknowledges and agrees that, except for the representations and warranties of Purchaser expressly set forth in Article IV (the “Purchaser Representations”) or in any certificate delivered by Purchaser hereunder, (a) none of Purchaser, any of its Representatives or any other Person is making, has made or shall be deemed to have made, and Purchaser and its Representatives expressly disclaim, any representation or warranty, express or implied, in law or in equity, with respect to Purchaser or any of its Affiliates or the transactions contemplated by this Agreement or any other Transaction Document or any other matter, (b) Seller is not entitled to rely on, has not relied and will not rely on any other representations or warranties, whether made by Purchaser or any of its Representatives or any other Person, (c) Seller is an informed and sophisticated participant in the transactions contemplated by this Agreement and the other Transaction Documents and the negotiations with respect thereto and has undertaken such an investigation and reviewed and evaluated such documents, properties and information as it has deemed necessary, and, in entering into this Agreement and each other Seller Transaction Document, Seller is relying solely on its own investigation and analysis, and (d) none of Purchaser, any of its Representatives or any other Person is making, has made or shall be deemed to have made, and Purchaser and its Representatives expressly disclaim, any representation or warranty, express or implied, in law or in equity, as to the accuracy or completeness of any documents, materials or other information (including any estimates, forecasts, budgets, plans or projections (financial or otherwise)) with respect to Purchaser or any of its Affiliates or any of the transactions contemplated by this Agreement or any other Transaction Document or any other matter that are or have been made available (whether in any data room, virtual data room or otherwise) to Seller or any of its Representatives.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and the Company as follows:

4.1 Organization and Authorization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Purchaser has full power and authority to enter into each of the Transaction Documents to which it is or is specified to be a party (collectively, the “Purchaser Transaction Documents”) and to carry out the transactions contemplated hereby and thereby and perform its other obligations hereunder and thereunder. The execution, delivery and performance of each of the Purchaser Transaction Documents have been duly authorized by all necessary corporate or other action of Purchaser. This Agreement and the other Purchaser Transaction Documents that are contemplated by the terms hereof or thereof to be executed and delivered as of the date hereof have been duly and validly executed and delivered by Purchaser, and the Purchaser Transaction Documents that are contemplated by the terms hereof or thereof to be executed and delivered after the date hereof will be duly and validly executed and delivered by Purchaser on or before the respective dates on which such Purchaser Transaction Documents are so contemplated to be executed and delivered. Each of the Purchaser Transaction Documents constitutes (or, in the case of any Purchaser Transaction Document that is contemplated by the terms hereof or thereof to be executed and delivered after the date hereof, will constitute, when executed and delivered) a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

4.2 Non-Contravention. The execution and delivery by Purchaser of the Purchaser Transaction Documents, and the performance of Purchaser’s obligations thereunder and the consummation by Purchaser of the transactions contemplated thereby, do not and will not (a) violate, conflict with or result in a breach of any provision of or constitute a default (with or without notice, lapse of time or both) under Purchaser’s governing documents, (b) violate, conflict with or result in a breach or default (with or without notice, lapse of time or both) under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel (as distinct from any right to terminate, modify or cancel at will without cause pursuant to the terms thereof), give rise to a change in terms of, or require any notice, consent, approval, authorization, waiver or action or filing pursuant to, any agreement, obligation or other instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound or cause the creation of any Lien upon any of the assets of Purchaser, (c) violate, conflict with or result in a breach or default (whether after the giving of notice, lapse of time or both) under, any provision of any Law applicable to Purchaser or any of its properties or assets, (d) require Purchaser to give any notice to, or make any declaration or filing with, or obtain any consent, waiver or approval of, any Governmental Authority or other Person other than pursuant to applicable securities Laws or the rules or regulations of any applicable securities exchange or listing authority or (e) accelerate any obligation under, or give rise to a right of termination of, any permit, license or authorization issued by any Governmental Authority that is applicable to Purchaser or any of its material assets, except, in the case of clauses (b) through (e), any such items that, individually or in the aggregate, would not reasonably be expected to prevent or materially impede or delay the consummation by Purchaser, as applicable, of the Contribution and the other transactions contemplated by this Agreement or other Transaction Documents.

4.3 Purchase Entirely for Own Account. Purchaser is acquiring the Purchased Units solely for Purchaser’s own account (or the account or accounts of one or more of its Affiliates) and not as a nominee or agent, and solely for investment purposes and not with a view to, or for offer or sale in connection with, the resale or distribution of any part thereof in violation of any applicable Law. Purchaser has no present intention of selling, granting any participation in or otherwise distributing the Purchased Units or any part thereof to any other Person.

4.4 Investment Experience. Purchaser has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Units. Purchaser is able to bear the economic risk of its investment in the Purchased Units (potentially including a total loss of such investment). Purchaser has conducted an independent review and analysis of the Business, the Facility, the Transferred Assets, the Transferred Liabilities and the business and affairs of the Company that Purchaser considers sufficient and reasonable for purposes of its making its investment in the Purchased Units.

4.5 Accredited Investor. Purchaser is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D.

4.6 Restricted Securities. Purchaser understands that the Purchased Units are being acquired from the Company in a transaction not involving a public offering and have not been registered under the U.S. federal securities Laws or registered or qualified under the securities Laws of any U.S. state or any other jurisdiction and that the Purchased Units are characterized as “restricted securities” under the U.S. federal securities Laws. Purchaser understands that the Purchased Units may not be sold, offered for sale, or otherwise transferred or disposed of without registration under the U.S. federal securities Laws and registration or qualification under any applicable securities Laws of any U.S. state or any other jurisdiction, except pursuant to an exemption from the registration or qualification requirements under such securities Laws, and that, in the absence of such registration or such an exemption, the Purchased Units must be held indefinitely.

4.7 Governmental Consents. No consent, approval or authorization of, or notice to, or registration, qualification or filing with, any Governmental Authority is required to be obtained, given or made with respect to Purchaser in connection with the execution, delivery or performance of this Agreement or any other Purchaser Transaction Document by Purchaser or the consummation by Purchaser of the transactions contemplated hereby or thereby, except for (a) compliance with, and filings as may be required under, the HSR Act and (b) compliance with, and filings as may be required under, applicable securities Laws or the rules and regulations of any applicable securities exchange or listing authority.

4.8 Litigation. No Action is pending or, to Purchaser’s knowledge, threatened, against Purchaser with respect to Purchaser’s execution, delivery or performance of this Agreement or any other Purchaser Transaction Document by Purchaser or the consummation by Purchaser of the transactions contemplated hereby or thereby or that challenges the validity or enforceability of this Agreement or any Purchaser Transaction Document or any action taken or to be taken in connection herewith or therewith. No Action is pending or, to Purchaser’s knowledge, threatened against Purchaser which, if adversely determined, would or would reasonably be expected to cause the Company to suffer or incur any material Losses.

4.9 Available Funds. Purchaser will have available at the Closing cash sufficient to pay the full amount of the Purchase Price and all fees, costs, expenses and other amounts required to be paid by Purchaser or any of its Affiliates at the Closing pursuant to this Agreement and the other Transaction Documents or otherwise in connection with the transactions contemplated hereby and thereby.

4.10 Fees and Expenses. Neither Purchaser nor any of its Affiliates has made any arrangements or taken any other action that has resulted in, or that would result in, Seller or the Company being or becoming liable for any fees or expenses payable to a third party in connection with the transactions contemplated by this Agreement or any other Transaction Document.

4.11 Acknowledgement. Purchaser acknowledges and agrees that, except for the representations of the Company and Seller expressly set forth in Article II, the representations and warranties of Seller expressly set forth in Article III (the “Seller Representations”) and any representations of the Company or Seller expressly set forth in any certificate delivered by the Company or Seller, as applicable, hereunder (a) none of Seller, the Company or any of their respective Representatives or any other Person is making, has made or shall be deemed to have made, and Seller, the Company and their respective Representatives expressly disclaim, any representation or warranty, express or implied, in law or in equity, with respect to Seller, the Company or any of their respective Affiliates, the Business, the Transferred Assets, the Transferred Liabilities or the transactions contemplated by this Agreement or any other Transaction Document or any other matter, (b) Purchaser is not entitled to rely on, has not relied and will not rely on any other representations or warranties, whether made by Seller, the Company, any of their respective Representatives or any other Person, (c) Purchaser is an informed and sophisticated participant in the transactions contemplated by this Agreement and the other Transaction Documents and the negotiations with respect thereto and has undertaken such an investigation and reviewed and evaluated such documents, properties and information as it has deemed necessary, and, in entering into this Agreement and each other Purchaser Transaction Document, Purchaser is relying solely on its own investigation and analysis, and (d) none of Seller, the Company, any of their respective Representatives or any other Person is making, has made or shall be deemed to have made, and Seller, the Company and their respective Representatives expressly disclaim, any representation or warranty, express or implied, in law or in equity, as to (i) the accuracy or completeness of any documents, materials or other information (including any estimates, forecasts, budgets, plans or projections (financial or otherwise)) with respect to Seller, the Company or any of their respective Affiliates, the Business, the Transferred Assets, the Transferred Liabilities or any of the transactions contemplated by this Agreement or any other Transaction Document or any other matter that are or have been made available (whether in any data room, virtual data room or otherwise) to Seller or any of its Representatives and (ii) the condition, value or quality of any of the respective businesses, assets or liabilities of Seller, the Company or any of their respective Affiliates (including the Business, the Transferred Assets and the Transferred Liabilities), and Seller, the Company and their respective Representatives expressly disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such businesses, assets and liabilities (including the Business, the Transferred Assets and the Transferred Liabilities), the workmanship thereof or the absence of any defects (whether latent or patent) therein.

ARTICLE V
COVENANTS

5.1 Conduct of Seller. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (w) as otherwise required by applicable Law, (x) as part of any COVID-19 Measures taken by Seller in connection with Seller’s operation of the Business, (y) as disclosed on Schedule 5.1 or as otherwise expressly contemplated by this Agreement or any other Transaction Document, (z) pursuant to Section 5.6(a) or (zz) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed with respect to Sections 5.1(b)(iv), 5.1(b)(v), 5.1(b)(xi), 5.1(b)(xiii), 5.1(b)(xiv), 5.1(b)(xvi) and 5.1(b)(xvii)), each of Seller and the Company agrees that:

(a) it shall use commercially reasonable efforts to conduct the Business in the ordinary course and in compliance with applicable Laws; and

(b) without limiting the generality of the foregoing clause (a), it shall not, and shall cause its controlled Affiliates not to (in the case of Seller, solely with respect to the Company, the Business, the Transferred Assets and the Transferred Liabilities):

(i) amend, restate, supplement or otherwise modify the certificate of formation or limited liability company agreement or any other organizational documents of the Company;

(ii) issue, sell, pledge or transfer any Capital Interest in the Company;

(iii) establish or acquire any Subsidiary of the Company;

(iv) make any acquisition, directly or indirectly, of any assets or properties with a value in excess of $150,000 individually or $1,500,000 in the aggregate;

(v) sell, lease, transfer or otherwise dispose of any of the Transferred Assets having a value in excess of $50,000 individually or $100,000 in the aggregate;

(vi) initiate any new business lines that are materially different from the Business as it is conducted or contemplated to be conducted as of the date hereof;

(vii) enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, recapitalization or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization or bankruptcy or other similar applicable Law now or hereafter in effect;

(viii) split, combine or reclassify the outstanding Units nor enter into any agreement with respect to voting of any of the Units;

(ix) declare, set aside or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, in respect of the Units;

(x) incur any Indebtedness or issue any debt securities or warrants or other rights to acquire debt securities of the Company or assume, guarantee or endorse, as an accommodation or otherwise the obligations of any other Person for Indebtedness or capital obligations;

(xi) (A) agree to make any capital expenditures related to the Business or in or on the Facility which would commit the Company to make any payments following the Closing or (B) spend or commit to be spent any portion of the Refurbishment Allowance (as defined in the Facility Lease) or TI Allowance (as defined in the Facility Lease);

(xii) incur, create or assume any Lien (other than Permitted Liens) with respect to any Transferred Asset, other than those Liens that will be discharged at or prior to the Closing;

(xiii) enter into, amend or otherwise modify in any material respect, waive any material term of, or voluntarily terminate any Material Contract, except for renewals, extensions and other amendments or modifications in the ordinary course of business and expirations in accordance with the terms of such Material Contract;

(xiv) terminate, cancel, amend in any material respect, waive any material term of, or voluntarily fail to maintain, renew or comply with the terms of any material Permit held by the Company that is necessary to operate the Business as currently conducted and as contemplated to be conducted immediately following the Closing;

(xv) make any material loan, advance, capital contribution to, or investment in, any Person other than loans, advances or capital contributions to, or investments in the ordinary course of business;

(xvi) (A) grant any severance or termination pay or retention bonus or change in control bonus, in each case, to any Transferred Employee who has an annual base salary in excess of $150,000, (B) enter into any collective bargaining agreement covering any Transferred Employees or independent contractors, or (C) amend any Business Benefit Plan or adopt a plan that would be a Business Benefit Plan in each case in a manner that disproportionately affects Transferred Employees;

(xvii) (A) hire or terminate (other than for cause) the employment of any Transferred Employee who has an annual base salary in excess of $150,000 or (B) adopt, enter into or materially amend any individual employment agreement for a Transferred Employee;

(xviii) make, change or revoke any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period or any method of Tax accounting; file any amended Tax Return or any Tax Return with a due date (including extensions) after the Closing Date; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(xix) waive, release, assign, compromise, commence, settle or agree to settle any Action directly related to the Business; or

(xx) authorize, agree or commit to do any of the foregoing.

5.2 Access to Books and Records. Without limiting Section 5.4, during the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller and the Company shall provide Purchaser and its authorized Representatives with reasonable access, during normal business hours and upon reasonable advance notice, to the executive officers, properties, books and records of Seller and the Company solely to the extent relating to the Business, the Transferred Assets or the Transferred Liabilities as may be reasonably requested by Purchaser solely for purposes in furtherance of the transactions contemplated by the Transaction Documents; provided that (a) such access does not interfere with the normal operations of Seller or the Company and (b) such access shall occur in such a manner as Seller reasonably determines to be appropriate to prevent the waiver or loss of any attorney-client privilege or work-product protection of Seller or the Company or any of their respective Affiliates, the violation of any applicable Law or the breach of any duty of confidentiality owed to any Person (whether arising under any Contract or under any applicable Law or otherwise). All requests for such access shall be directed to Tim Kelly and Paul Alloway or such other Person(s) as such Persons may designate in writing to Purchaser (collectively, the “Designated Contacts”). Purchaser shall comply with, and shall cause its Affiliates and Representatives to comply with, all of their obligations under the Confidentiality Agreement with respect to any information disclosed pursuant to this Section 5.2, which Confidentiality Agreement will remain in full force and effect with respect to such information until the Closing. Nothing in this Section 5.2 shall require any of Seller or the Company or any of their respective Affiliates to provide access to, or to disclose any information to, Purchaser or any of its representatives if such access or disclosure (i) would reasonably be expected to cause competitive harm to Seller or the Company if the transactions contemplated by this Agreement were not consummated, (ii) would be reasonably likely to, result in the waiver or other loss of any legal privilege or protection, (iii) would result in a breach of any duty (whether arising in Contract, under applicable Law or otherwise) of confidentiality owed to any Person or (iv) would be reasonably likely to, result in the violation of any applicable Law (including Laws relating to antitrust or competition matters) or any Contract to which Seller or the Company is party or which is binding on the respective assets of Seller or the Company.

5.3 Efforts; Consents, Regulatory and Other Authorizations.

(a) Each Party shall coordinate and cooperate and use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; and (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, any Governmental Authority and other third parties (including the consents and filings described in this Article V that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those consents set forth in the Disclosure Schedules). Each Party shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices and making such filings.

(b) In furtherance and not in limitation of the terms of Section 5.3(a), to the extent required by applicable Laws, each of the Parties (i) shall file, or cause to be filed, a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days of the date hereof, (ii) shall make, or to cause to be made, any filing or notification that may be required under any other applicable foreign antitrust laws, if applicable, as promptly as practical, (iii) shall supply promptly any additional information and documentary material that may be requested by any

Governmental Authority (including the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission) pursuant to the HSR Act and other Persons necessary to consummate the transactions contemplated hereby, and (iv) shall cooperate in connection with any filing under applicable antitrust laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Authority, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or the office of any state attorney general. Any filing fees payable in connection with any filings pursuant to the HSR Act or any other Governmental Authority shall be paid by Purchaser. Each Party shall promptly (A) supply the other with any information which may be required in order to effectuate such filings and (B) supply any additional information which reasonably may be required by a Governmental Authority of any jurisdiction and which the parties may reasonably deem appropriate. No party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect to any such filings, investigation or other inquiry without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act or other antitrust laws. Each Party shall (x) give the other Parties prompt notice of the commencement or threat of commencement of any Action by or before any Governmental Authority with respect to the transactions contemplated by this Agreement, (y) keep the other Parties informed as to the status of any such Action or threat, and (z) promptly inform the other Parties of any communication to or from any Governmental Authority regarding the transactions contemplated by this Agreement.

(c) Nothing contained in this Section 5.3 shall be deemed to require Purchaser or any of its Affiliates to engage in any Divestiture Action.

(d) Each of Purchaser and Seller (i) shall promptly furnish to the other Party copies of any notices or written communications received by Purchaser or Seller or any of their Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement and (ii) agrees to provide the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Purchaser, Seller or any of their Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby; provided, however, that each of Seller and Purchaser shall be permitted to designate confidential information as ‘Outside Antitrust Counsel Only’, and remove or redact any information or contents that are protected by legal privilege and restrict the Company’s access to such materials accordingly. Neither Party shall be required to share with the other Party a copy of its filing made under the HSR Act.

(e) Purchaser shall not acquire or agree to acquire any rights, assets, business person or divisions therefore (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to delay or prevent Purchaser’s ability to obtain the timely expiration or termination of the waiting periods under the HSR Act or any other antitrust law with respect to the transactions contemplated hereby.

5.4 Contact with Business Relations. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, Purchaser shall not, and Purchaser shall not permit its Representatives to, directly or indirectly, contact or communicate outside of the ordinary course of business with any director, officer, employee, customer, supplier, distributor, licensor, lessor, lessee or lender of, or other Person having a business relationship with, Seller or the Company regarding Seller, the Company, the Business, the Transferred Assets, the Transferred Liabilities or any of the transactions contemplated by this Agreement or any other Transaction

Document without the prior written consent of Seller, other than contemplated discussions with employees of the Company and Seller or any other Transferred Employee regarding any post-Closing employment arrangements.

5.5 Acquisition Proposals.

(a) No Solicitation. The Company and Seller agree that, during the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, neither they nor any of their officers and directors shall, and they shall not permit or direct their respective Representatives to, directly or indirectly: (i) solicit, initiate, discuss, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company or Seller that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of the provisions of this Section 5.5; (iv) approve, endorse or recommend any Acquisition Proposal; (v) enter into any letter of intent or similar document or any Contract contemplating any Acquisition Proposal or transaction contemplated thereby; or (vi) enter into any agreement, arrangement, understanding or other Contract with any Person requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or Seller shall be deemed to be a breach of this Section 5.5(a) by the Company or Seller, as applicable. The Company and Seller will promptly cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer in writing from any Person (other than Purchaser or its Affiliates or their respective representatives) relating to (A) any direct or indirect acquisition or purchase of the Business or the Transferred Assets, (B) any acquisition (whether by merger, consolidation, business combination, recapitalization, liquidation, dissolution or otherwise) involving the Business or the Transferred Assets or (C) any direct or indirect acquisition (whether by purchase, merger, consolidation, business combination, recapitalization, liquidation, dissolution or otherwise) involving the acquisition of any material portion of the Business or the Transferred Assets.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable after receipt of any written Acquisition Proposal, either the Company or Seller, as applicable, shall provide Purchaser with notice of such Acquisition Proposal.

5.6 Third Party Consents.

(a) Except with respect to any waiver, permit, approval, clearance or consent from any Governmental Authority, subject to the terms and conditions of this Agreement, prior to the Closing, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain the consents, waivers, approvals, orders and authorizations necessary to transfer and assign the Non-Assignable Assets (each a “Third Party Consent”) effective as of the Closing. To the extent that any Third Party Consent has not been obtained prior to the Closing, until the date that is six (6) months after the Closing Date, Purchaser, Seller and the Company shall cooperate and use their respective commercially reasonable efforts to obtain such Third Party Consent. Notwithstanding the foregoing, no Party shall be required to incur any Liabilities, or provide any financial accommodation, in order to obtain any such Third Party Consent with respect to the transfer or assignment of any Non-Assignable Asset for the benefit of the Party to whom such Non-Assignable Asset is contemplated to be transferred under this Agreement (the “Receiving Party”). During the period from the date of this Agreement to the earlier of the Closing and the termination of this

Agreement in accordance with its terms, with respect to any Contracts (i) that are Excluded Assets (as defined in the Contribution Agreement), including those set forth on Schedule 5.6(a)(i), and (ii) that are set forth on Schedule 5.6(a)(ii), in each case that are reasonably necessary to operate the Business immediately following the Closing, Seller shall use commercially reasonable efforts, in consultation with Purchaser, to (a) negotiate in good faith reasonable alternative arrangements for such Contracts and (b) implement any such alternative arrangements as of or prior to the Closing.

(b) In addition, to the extent permitted by applicable Law and the terms of the Non-Assignable Asset, in the event any Third Party Consent has not been obtained by the Closing, the applicable other Party (the “Transferring Party”) shall hold in trust for the benefit of the Receiving Party such Non-Assignable Asset and shall promptly forward to the Receiving Party, any monies or other benefits received pursuant to such Non-Assignable Asset for the period commencing after the Closing Date, in each case, until such time as the Third Party Consent is obtained, but in no event longer than six (6) months after the Closing Date. For the period beginning on the Closing Date and not to exceed six (6) months after the Closing Date, the Transferring Party shall comply with all material obligations under the Non-Assignable Assets and the Receiving Party shall promptly reimburse the Transferring Party for any reasonable and documented out-of-pocket costs, expenses or payments made by the Transferring Party in respect of such Non-Assignable Asset. Once a Third Party Consent described in this Section 5.6 is obtained from, or such other action described in this Section 5.6 is taken by, such third party, the applicable Non-Assignable Assets shall be deemed to have been automatically assigned and transferred to the Company, in each case, on the terms set forth in this Agreement, as of immediately prior to the Closing, for no additional consideration.

(c) Notwithstanding the foregoing, Seller shall obtain written consent to the Sublease Agreement from the landlord under the Facility Lease (the “Landlord Consent”) prior to Closing. The Landlord Consent shall acknowledge that the Company is a “Permitted Transferee” under the Facility Lease and has all rights afforded to the tenant under the Facility Lease, including options to extend the term and expand the Facility, after the Closing notwithstanding the consummation of the Lease Assignment, the Sublease and the other transactions contemplated by this Agreement. The Landlord Consent shall not, without Purchaser’s prior written consent, (x) require the Company to pay any sum to the landlord other than as is provided in the Facility Lease or (y) reduce any rights or increase any obligations of the tenant under the Facility Lease.

5.7 Environmental Assessment. Purchaser may, at its sole cost and expense, engage a reputable licensed environmental engineer or industrial hygienist to conduct an Environmental Assessment (as defined in the Facility Lease) that is addressed to Purchaser, the Company and the landlord under the Facility Lease and is in compliance with Section 15.3 of the Facility Lease. So long as such Environmental Assessment is completed within sixty (60) days after the Closing Date (the “ESA Delivery Date”), Seller shall cause (or, if so elected in writing by Purchaser in Purchaser’s sole discretion, reimburse Purchaser for Purchaser’s performance of) the remediation of any recognized environmental conditions in the Environmental Assessment to the extent required under the Facility Lease (including any removal of Hazardous Materials (as defined in the Facility Lease) required by Section 15.3 of the Facility Lease or cleanup required by Section 5.3.4 of the Facility Lease) to the extent existing in, on or under the Facility. If the Environmental Assessment is delivered to Seller on or before the ESA Delivery Date and discloses the existence of recognized environmental conditions in the Facility for which the estimated cost of remediation, individually or in the aggregate, is equal to or exceeds $75,000.00, then Seller shall reimburse Purchaser for the full cost and expense of the Environmental Assessment within thirty (30) days after invoice therefor. To the extent the Environmental Assessment is delivered to Seller on or before the ESA Delivery Date, Seller hereby acknowledges and agrees that the contents of the Environmental Assessment will be definitive as between the parties and that any recognized environmental conditions in the Environmental Assessment will be deemed to have been caused by Seller. Seller shall, upon reasonable prior written notice from Purchaser, provide Purchaser and Purchaser’s Representatives access to the

Facility at such times as designated by Purchaser from the date of this Agreement and continuing until the Closing Date for the purposes of conducting the Environmental Assessment.

5.8 Tax Matters.

(a) Transfer Price Allocation. The Transfer Price shall be allocated among the Transferred Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Allocation”). The Allocation shall be delivered by Purchaser to Seller within thirty (30) days after the Closing Date for Seller’s review and comment, and Purchaser shall reflect any reasonable comments to the Allocation by Seller. Seller and Purchaser shall work in good faith to resolve any disputes relating to the Allocation. If Seller and Purchaser are unable to resolve any such dispute within thirty (30) days following the date such Allocation is delivered by Purchaser to Seller, such dispute shall be resolved promptly by a nationally recognized accounting firm acceptable to both Purchaser and Seller, the costs of which shall be borne equally by Seller, on the one hand, and Purchaser, on the other hand. No Party shall take any Tax position on or file any Tax Return that is inconsistent with such Allocation (as may be modified by this Section 5.8(a)).

(b) Pre-Closing Tax Returns. Seller shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company or with respect to the Transferred Assets that relate to Pre-Closing Tax Periods (other than Straddle Periods) that are due after the Closing, and, except to the extent of Purchaser’s liability for any Transfer Taxes, Seller shall be responsible for, and shall pay or cause to be paid, all Taxes due with respect to such Tax Returns. Such Tax Returns prepared by Seller shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of Seller, except as required by applicable Law. Seller shall deliver at least fifteen (15) days prior to the due date (taking into account any extension) for the filing of such Tax Returns to Purchaser a draft of such Tax Returns that show any material amount of Tax due for Purchaser’s review and reasonable comment. Seller shall incorporate any reasonable comment that Purchaser submits to the Company no less than five (5) days prior to the due date of such Tax Returns.

(c) Straddle Period Tax Returns. The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that relate to a Straddle Period, and Seller shall pay, or cause to be paid, all Taxes with respect to such Tax Returns that are allocable to the portion of the Straddle Period ending on the Closing Date as determined pursuant to Section 5.8(d). All such Tax Returns shall be prepared by the Company consistent with past practices of Seller or the Company, as applicable, unless otherwise required by applicable Law.

(d) Straddle Period Allocation. The portion of any Tax of the Company or with respect to the Transferred Assets imposed with respect to a Straddle Period that is allocable to the taxable period that is deemed to end on the Closing will be: (i) in the case of all property Taxes and other Taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date. The Parties acknowledge and agree that any federal and state or other local income Tax Returns filed with respect to the Company for any Straddle Period shall employ the interim closing of the books method to address the differing interests of the Company’s equityholders during such Straddle Period, except to the extent otherwise required by applicable Law.

(e) Tax Contests. The Parties shall promptly notify each other upon receipt by such Party of notice of any inquiries, claims, assessments, audits or similar proceedings by a Taxing Authority with respect to Taxes or Tax Returns of the Company or with respect to the Transferred Assets relating to a

Pre-Closing Tax Period or a Straddle Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Any failure to so notify the other Parties of any Tax Contest shall not relieve such other Parties of any liability with respect to such Tax Contest except to the extent such Parties were actually prejudiced as a result thereof. The Company shall control the conduct of any Tax Contest, including any settlement or compromise thereof; provided, however, that (i) the Company shall keep Seller reasonably informed of the progress of any Tax Contest, and (ii) the Company shall not settle or compromise any such Tax Contest without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary herein, this Section 5.8(e) (and not Section 8.5) shall control the conduct of any Tax Contests.

(f) Tax Treatment. The Parties acknowledge and agree that, for U.S. federal income Tax purposes and applicable state and local income Tax purposes, (i) the Contribution shall be disregarded; (ii) the transfer of the Transferred Units pursuant to this Agreement in exchange for the Transfer Price shall be treated consistent with Situation 1 of Revenue Ruling 99-5; and (iii) the issuance of the Subscribed Units to Purchaser in exchange for the Subscription Price shall be treated as a contribution of the Subscription Price to the Company under Section 721 of the Code. The Parties shall not take any position on any Tax Return, in connection with any Tax Contest, or otherwise that is inconsistent with the foregoing sentence, unless required otherwise by applicable Law.

(g) Payment of Certain Taxes. Notwithstanding anything to the contrary in Section 8.5, any amount required to be paid by Seller pursuant to Section 5.8(b) or Section 5.8(c) shall be satisfied directly by Seller.

(h) Survival. Notwithstanding anything to the contrary in this Agreement, the covenants in this Section 5.8 shall survive until 60 days following the expiration of the statute limitations for the relevant Taxes.

5.9 Employee Matters. The Parties agree that employee matters will be governed by the Employee Matters Agreement.

5.10 Data Room. Promptly following the date hereof, Seller shall deliver to Purchaser a flash drive or other electronic storage device containing the true and complete contents of the Data Room as of two (2) days prior the date of this Agreement.

5.11 Closing Balances. Within ten (10) Business Days after the Closing Date, Seller shall deliver to Purchaser a schedule setting forth the net book value of the Transferred Assets that are fixed assets (as defined by GAAP), Inventory, prepaids and unfulfilled purchase orders, in each case as of immediately prior to the consummation of the Contribution (including, for the avoidance of doubt, any fixed assets (as defined by GAAP), Inventory, prepaids and unfulfilled purchase orders obtained, acquired or issued by the Company prior to the Closing Date in compliance with Section 5.1(b)).

5.12 Non-Interference. The Parties have invested significant time, costs and resources to select the employees for their proper roles with respect to certain employees who are intended to become Transferred Employees. To ensure that the Company receives the benefit of such investments and obtains skilled employees necessary to conduct the Business as conducted immediately prior to the Closing, the Seller shall instruct its employees with a title of senior vice president or higher and its employees in the human resources department not to, from the date of this Agreement until the Closing, intentionally and knowingly discourage employees associated with the Business from becoming Transferred Employees.

5.13 Cooperation; Further Actions. Following the Closing, the Parties shall use commercially reasonable efforts (except to the extent a higher standard is provided for herein, in which case, the applicable Party shall use efforts that meet such higher standard) to take, or cause to be taken, all such actions, to execute and deliver, or cause to be executed and deliver, all such additional agreements, instruments and other documents, to make, or cause to be made, all filings and to do, or cause to be done, all such other things as are necessary, proper or advisable, or otherwise reasonably requested by any other Party, in order to enable each Party to perform its obligations under this Agreement and each other Transaction Document, to consummate the transactions contemplated by this Agreement and each other Transaction Document and otherwise to carry out the intent and purposes of this Agreement and each other Transaction Document.

ARTICLE VI
CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Purchaser, Seller and the Company. The respective obligations of Purchaser, Seller and the Company to consummate the Closing shall be subject to the satisfaction, as of the Closing, of each of the following conditions:

(a) No Prohibition. No Law enjoining or otherwise prohibiting or making illegal the consummation of the Contribution, the Equity Transfer or the Equity Issuance shall be in effect; and

(b) Governmental Approvals. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

6.2 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction (or waiver by Purchaser), as of the Closing, of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Seller or the Company, as applicable, contained in (i) Section 2.3 (Capitalization) shall be true and correct in all respects as of the Closing as though then made, (ii) the Company Fundamental Representations (other than Section 2.3 (Capitalization)) and the Seller Fundamental Representations shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Material Adverse Effect or similar qualification set forth therein) in all material respects as of the Closing as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Material Adverse Effect or similar qualification set forth therein) in all material respects as of such earlier time, and (iii) Article II or Article III, as applicable, other than the representations and warranties addressed by the preceding clause (i) or (ii), shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Material Adverse Effect or similar qualification set forth therein) as of the Closing as though then made, except, (A) where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, does not constitute a Material Adverse Effect or (B) to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Material Adverse Effect or similar qualification set forth therein) as of such earlier time, except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, does not constitute a Material Adverse Effect.

(b) Covenants. Each of Seller and the Company shall have performed or complied with in all material respects all agreements and covenants required under this Agreement to be performed or complied with by it at or prior to the Closing.

(c) Contribution. The Contribution shall have been consummated in accordance with the Contribution Agreement.

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

(e) Company Officer Certificate. Purchaser shall have received a certificate from an officer of the Company on behalf of the Company that, as of the Closing, each of the conditions set forth in Section 6.2(a) (as it applies to the Company) and Section 6.2(b) (as it applies to the Company) has been satisfied.

(f) Seller Officer Certificate. Purchaser shall have received a certificate from an officer of Seller on behalf of Seller that, as of the Closing, each of the conditions set forth in Section 6.2(a) (as it applies to Seller) and Section 6.2(b) (as it applies to Seller) have been satisfied.

(g) Closing Deliveries. Purchaser shall have received each of the documents and other items required to be delivered to Purchaser by Seller pursuant to Section 1.3(b) or by the Company pursuant to Section 1.3(c).

6.3 Conditions to Obligations of Seller and the Company. The respective obligations of Seller and the Company to consummate the Closing shall be subject to the satisfaction (or waiver by Seller), as of the Closing, of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser contained in Article IV shall be true and correct in all respects as of the Closing as though then made (except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct as of such earlier time as though then made), except where the failure of any such representation or warranty to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby in accordance with the terms hereof.

(b) Covenants. Purchaser shall have performed or complied in all material respects all agreements and covenants required under this Agreement to be performed or complied with by it prior to the Closing.

(c) Purchaser Officer Certificate. The Company and Seller shall have received a certificate from an officer of Purchaser on behalf of Purchaser that, as of the Closing, each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Closing Deliveries. The Company and Seller shall have received each of the documents and other items required to be delivered by Purchaser to Seller or the Company pursuant to Section 1.3(d).

ARTICLE VII
TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller:

(i) if any Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any judgment, order or decree (“Judgment”) which has become final and non-appealable and remains in effect and has the effect of permanently enjoining or otherwise permanently prohibiting or making illegal the consummation of the Closing; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the cause of, or materially contributed to, the issuance of such non-appealable final Judgment; or

(ii) if the Closing has not occurred before 5:00 p.m., New York, New York local time, on April 28, 2022 (such time on such date, the “Outside Deadline”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to a Party if such Party’s breach of any of its obligations under this Agreement is the primary cause of the failure of the Closing to have occurred before the Outside Deadline.

(c) by Purchaser, if any of the Seller Representations or the Seller and Company Representations has failed to be true and correct, or if Seller or the Company has failed to perform or comply with any covenant or agreement set forth in this Agreement, in each case, such that the condition specified in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied at the Closing and (A) such failure, by its nature, could not be cured prior to the Outside Deadline through Seller’s or the Company’s exercise of its reasonable best efforts or (B) such failure has not been cured by the earlier of (x) the date that is thirty (30) days after the date on which Purchaser first notifies Seller in writing of such failure (or such earlier time after Seller’s receipt of such notice as Seller and the Company have ceased to use reasonable best efforts to cure such failure) and (y) the Outside Deadline; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to Purchaser at any time at which Seller would have the right to terminate this Agreement pursuant to Section 7.1(d); or

(d) by Seller, if any of the Purchaser Representations has failed to be true and correct, or if Purchaser has failed to perform or comply with any covenant or agreement set forth in this Agreement, in each case, such that the condition specified in Section 6.3(a) or Section 6.3(b), as applicable, would not be satisfied at the Closing and (A) such failure, by its nature, could not be cured prior to the Outside Deadline through Purchaser’s exercise of its reasonable best efforts or (B) such failure has not been cured by the date that is thirty (30) days after the date on which Seller first notifies Purchaser in writing of such failure (or such earlier time after Purchaser’s receipt of such notice as Purchaser has ceased to use reasonable best efforts to cure such failure) and (y) the Outside Deadline; provided that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Seller at any time at which Purchaser would have the right to terminate this Agreement pursuant to Section 7.1(c).

7.2 Manner of Termination. The Party desiring to terminate this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) shall deliver written notice of such termination to the other Parties specifying the provision hereof pursuant to which such termination is made and the factual basis therefor.

7.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no further force or effect, without any liability or obligation thereafter on the part of any Person, other than liability of Seller, the Company or Purchaser, as the case may be, for any willful and intentional breach of any covenant in this Agreement required to be performed prior to such termination, except that the provisions of this Article VII and Article X shall survive any termination of this Agreement and shall remain legal, valid, binding and enforceable obligations of the Parties in accordance with their respective terms.

ARTICLE VIII
INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants. Each of the Seller and Company Representations, the Seller Representations and the Purchaser Representations (other than the Company Fundamental Representations, the Seller Fundamental Representations and the Purchaser Fundamental Representations) shall survive the Closing and continue in full force and effect until the date that is twelve (12) months after the Closing Date, on which date such representations and warranties shall terminate and be of no further force or effect. Each of the Company Fundamental Representations (other than representations made in Section 2.8 or Section 2.11), the Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing and continue in full force and effect until the date that is thirty-six (36) months after the Closing Date, on which date such representations and warranties shall terminate and be of no further force or effect. All of the covenants of the Parties contained in this Agreement shall survive and remain in effect in accordance with their terms; provided that any covenants that are to be performed at or prior to the Closing shall survive the Closing and shall terminate and be of no further force or effect on the date that is twelve (12) months after the Closing Date. Notwithstanding the preceding sentences of this Section 8.1, if any Indemnified Party provides notice of a claim for indemnification to the Company and in accordance with this Article VIII prior to the date on which the applicable representation, warranty or covenant in respect of which such claim is made terminates pursuant to the foregoing provisions of this Section 8.1, such claim shall survive until it is finally resolved or judicially determined in accordance with this Article VIII. It is the express intent of the Parties that the provisions of this Section 8.1 shall modify and supersede the statute of limitations that otherwise would apply to any claim under applicable Law and that the time periods set forth in this Section 8.1 for the assertion of claims, which are the result of arms’-length negotiations of the Parties, shall be enforced as agreed herein. Notwithstanding anything to the contrary, (i) the representations contained in Section 2.8 and any indemnification obligations of Seller for Pre-Closing Taxes shall survive until the date that is sixty (60) days following the expiration of the applicable statute of limitations and (ii) the representations set forth in Section 2.11 shall survive until the three (3) year anniversary of the Closing Date.

8.2 Indemnification for the Benefit of Purchaser. Subject to the other provisions of this Article VIII, from and after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates (other than the Company and any subsidiary of the Company) and their respective directors, managers, officers, employees and agents (collectively, the “Purchaser Indemnified Parties”) from and against any Losses that such Purchaser Indemnified Party suffers or incurs to the extent resulting from or arising out of any of the following:

(a) any breach or inaccuracy of any of the Seller and Company Representations or any of the Seller Representations or any representation or warranty made by Seller or the Company in any certificate or writing delivered by the Company or Seller in connection herewith (in each case, disregarding all qualifications as to materiality, the words “material,” “materiality” and Material Adverse Effect);

(b) any failure by the Company or Seller to perform or comply in all material respects with their respective covenants, obligations or agreements contained in this Agreement (other than with respect to any covenants to be performed at or prior to the Closing, which, for the avoidance of doubt, shall expire and have no further force or effect as of the date that is twelve (12) months after the Closing Date);

(c) any Excluded Liability; or

(d) any Pre-Closing Taxes.

8.3 Indemnification for the Benefit of Seller. Subject to the other provisions of this Article VIII, from and after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates (other than the Company and any subsidiary of the Company) and their respective directors, managers, officers, employees and agents (collectively, the “Seller Indemnified Parties,” and together with the Purchaser Indemnified Parties, the “Indemnified Parties”) from and against any Losses that such Seller Indemnified Party actually incurs to the extent resulting from or arising out of any of the following:

(a) any breach or inaccuracy of any of the Purchaser Representations or any representation or warranty made by Purchaser in any certificate delivered by Purchaser in connection herewith (in each case, disregarding all qualifications as to materiality, the words “material,” “materiality” and Material Adverse Effect); and

(b) any failure by Purchaser to perform or comply with its covenants, obligations or agreements contained in this Agreement.

8.4 Certain Limitations on Indemnification.

(a) Notwithstanding anything to the contrary in this Agreement, Seller shall not have any indemnification obligations for any Loss (i) under Section 8.2(a) (except to the extent arising (x) from Fraud of Seller or the Company in the making of any Seller and Company Representation or Seller Representation, as applicable, or any representation or warranty of Seller or the Company, as applicable, in any certificate delivered hereunder or (y) from any breach or inaccuracy of any Company Fundamental Representation or Seller Fundamental Representation) unless and until the aggregate amount of all Losses for which indemnification is available under Section 8.2(a) exceeds $250,000 (the “Deductible”), in which event Seller shall be required to pay only the amount of such Losses that exceeds the Deductible but only up to a maximum amount in respect of all such Losses in the aggregate of $15,000,000, or (ii) under Section 8.2(a) with respect to breaches or inaccuracies of any Company Fundamental Representation or Seller Fundamental Representation (except to the extent arising from Fraud of Seller or the Company) and under Section 8.2(b) through (e) (except to the extent arising from Fraud of Seller or the Company) to the extent that the cumulative indemnification obligations of Seller for any such Losses in the aggregate exceed the Transfer Price. Neither the Purchaser Indemnified Parties, on the one hand, nor the Seller Indemnified Parties, on the other hand, shall be entitled to recover more than once in respect of the same Loss.

(b) The amount of any Loss for which indemnification is provided under Section 8.2 or Section 8.3 shall be net of (i) any amounts recovered by the Seller Indemnified Parties or the Purchaser Indemnified Parties, as applicable, pursuant to any indemnification or contribution by or indemnification or contribution agreement with any third party and (ii) any insurance proceeds or other cash receipts or sources of reimbursement recovered with respect to such Loss, in each case, less the amounts expended in cash to recover such amounts (the source of any such amount referred to in the preceding clause (i) or (ii), a “Collateral Source”). If the amount to be netted hereunder from any payment required under this Article VIII is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.

(c) Each of Seller, Purchaser and each Indemnified Party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss as may be required under applicable Law.

(d) Notwithstanding anything contained in this Agreement to the contrary, “material” or “Material Adverse Effect” or similar materiality-type qualifications contained in the representations and warranties set forth in this Agreement (other than the word “material” in the terms “Material Contract” and “Material Contracts”) or any certificate or writing delivered in connection herewith shall be ignored for purposes of determining the amount of any Losses for which indemnification may be sought pursuant to Section 8.2(a) or Section 8.3(a).

8.5 Indemnification Procedures.

(a) Any Indemnified Party entitled to be indemnified under this Article VIII shall promptly give written notice to the Party from which indemnification may be sought pursuant to this Article VIII (the “Indemnifying Party”) of any Action pending or threatened against such Indemnified Party that has given or would reasonably be expected to give rise to such right of indemnification with respect to such Action (a “Third Party Claim”), indicating, with reasonable specificity, the nature of such Third Party Claim, the basis therefor, to the extent practicable, the amount and calculation of the Losses for which the Indemnified Party is entitled to indemnification under this Article VIII (and a good faith estimate of any such future Losses relating thereto) and the provisions of this Agreement in respect of which such Losses shall have occurred, and the Indemnified Party shall promptly make available to the Indemnifying Party any information or documentation (including copies of all court papers) related to the foregoing or otherwise reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice and to tender the defense of the Action in a timely manner pursuant to this Section 8.5(a) shall not limit the obligations of the Indemnifying Party under this Article VIII, except to the extent such Indemnifying Party is materially prejudiced thereby.

(b) With respect to any Third Party Claim, the Indemnifying Party under this Article VIII shall have the right, but not the obligation, to assume the control and defense, at its own expense and by counsel of its own choosing, of such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts; provided that the Indemnifying Party shall not be entitled to assume the control and defense of such Third Party Claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if (i) the Third Party Claim alleges criminal conduct by the Indemnified Party or any of its Affiliates, (ii) the Third Party Claim relates to Intellectual Property, (iii) the Third Party Claim seeks an injunction or non-monetary or equitable relief against the Indemnified Party or any of its Affiliates, (iv) the Losses associated with such Third Party Claim are reasonably likely to exceed the maximum amount for which the Indemnifying Party can then be liable pursuant to this Article VIII in light of the limitations on indemnification contained herein, (v) at the time of assumption or thereafter, the Indemnifying Party fails to conduct the investigation, defense or prosecution reasonably actively and reasonably diligently, (vi) any Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith after consultation with outside counsel that joint representation would give rise to a material conflict of interest or (vii) the Indemnifying Party does not agree in writing that it is obligated (without reservation of any rights) to indemnify the Indemnified Party with respect to such Third Party Claim subject only to the limitations on indemnification contained herein. If the Indemnifying Party so undertakes to control and defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall, and shall cause its Affiliates and its and their respective Representatives to, cooperate with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement does not involve any injunctive relief against or any finding or admission of any violation of Law or wrongdoing by the Indemnified Party, and any money damages are borne solely by the Indemnifying Party (other than solely with respect to the Deductible, to the extent such damages would constitute Losses to which the Deductible would be applicable). Subject to the foregoing, the Indemnified Party shall have the right to employ separate legal counsel and to participate in but not control the defense of such Action at its own cost and expense; provided that, subject to the provisions of this Article VIII, the Indemnifying Party shall bear the reasonable fees of one firm of legal counsel (and one additional firm of legal counsel in each jurisdiction implicated in such Action) representing all Indemnified Parties in such action and all related actions, if, but only if, the defendants in such Action include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the advice of legal counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Action. No Indemnified Party may settle any Third Party Claim without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not assume the control and defense of a Third Party Claim, it shall nevertheless be entitled to participate in the defense of such Action at its own cost and expense, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim.

(c) In the event that any Indemnified Party has or may have an indemnification claim against any Indemnifying Party under this Agreement that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party indicating, with reasonable specificity, the nature of such claim, the basis therefor the amount and, to the extent practicable, the calculation of the Losses for which the Indemnified Party is entitled to indemnification under this Article VIII (and a good faith estimate of any such future Losses relating thereto) and the provisions of this Agreement or any Transaction Document in respect of which such Losses shall have occurred, and the Indemnified Party shall promptly make available to the Indemnifying Party any information or documentation related to the foregoing reasonably or otherwise requested by the Indemnifying Party. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 8.5(c) shall not limit the obligations of the Indemnifying Party under this Article VIII, except to the extent such Indemnifying Party is prejudiced thereby. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction set forth in Section 10.7.

(d) In the event that a Purchaser Indemnified Party is finally determined to be entitled to indemnification pursuant to this Article VIII, such Purchaser Indemnified Party shall be entitled to payment from Seller, solely as provided in Section 8.4(b), in the amount of the Losses with respect to which such Purchaser Indemnified Party is so entitled to indemnification under this Article VIII. In the event that any Seller Indemnified Party is entitled to indemnification pursuant to this Article VIII, such Seller Indemnified Party shall be entitled to payment from Purchaser.

8.6 Exclusive Remedy. Other than in the case of Fraud (and notwithstanding anything in Section 2.26 to the contrary), the sole and exclusive remedy for any and all claims for monetary damages or Losses arising under, out of or in connection with, or related to, this Agreement or any of the transactions contemplated hereby shall be the rights of indemnification set forth in this Article VIII, and no Person shall have any other entitlement, remedy or recourse, whether in contract, tort or otherwise. Notwithstanding the foregoing, nothing in this Section 8.6 shall limit any Person’s rights or remedies under any other Transaction Document.

ARTICLE IX
PARENT GUARANTY

9.1 Parent Guaranty. Parent Guarantor hereby unconditionally guarantees to Seller the due and punctual payment and performance of the obligations of Purchaser pursuant to this Agreement, the LLC Agreement and the Employee Matters Agreement (such obligations, the “Guaranteed Obligations” and the guaranty by Parent Guarantor set forth in this Section 9.1, the “Parent Guaranty”). Parent Guarantor is guaranteeing the Guaranteed Obligations as primary obligor and not merely as surety. The Parent

Guaranty is an absolute, unconditional and irrevocable guaranty of payment and performance, as applicable, and not of collection. If, for any reason whatsoever, Purchaser fails to, or is unable to, duly, punctually and fully pay or perform the Guaranteed Obligations, Parent Guarantor will forthwith pay and cause to be paid in lawful currency of the United States with respect to payment obligations, or perform or cause to be performed, with respect to performance obligations, the Guaranteed Obligations. Parent Guarantor hereby irrevocably waives diligence, presentment, demand of payment, filing objections with a court, any right to require proceeding first against any Party, any right to require the prior disposition of the assets of any Party to meet its obligations, the lack of validity or the unenforceability of Parent Guarantor’s guaranty of the Guaranteed Obligations, any rights to set offs, recoupments or counterclaims, notice, protest and all demands whatsoever, except as provided for under Section 14.13 of the LLC Agreement. The Parent Guaranty shall apply regardless of any amendments, modifications, waivers or extensions to this Agreement whether or not Parent Guarantor receives notice of the same and Parent Guarantor waives all need for notice of the same.

9.2 Parent Guarantor Representations. Parent Guarantor is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Parent Guarantor has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Parent Guaranty. This Agreement, solely in respect of this Article IX, has been duly executed and delivered by Parent Guarantor and, solely in respect of this Article IX, is a valid and binding agreement of Parent Guarantor, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

9.3 Additional Agreements. The provisions of Section 10.5 (Notices), Section 10.7 (Governing Law; Venue), Section 10.8 (Waiver of Jury Trial), Section 10.11 (Confidentiality; Publicity), Section 10.12 (Remedies) and Section 10.13 (Interpretation) are hereby incorporated by reference into this Article IX and shall apply to Parent Guarantor, mutatis mutandis, as if fully set forth in this Article IX.

ARTICLE X
MISCELLANEOUS

10.1 Entire Agreement. The Transaction Documents (including the schedules and exhibits hereto and thereto) constitute the full and entire understanding and agreement among the Parties with respect to the subject matters hereof and thereof, and any and all other written or oral agreements existing prior to or contemporaneously herewith are expressly superseded and canceled.

10.2 Amendments. This Agreement may be amended, in whole or in part, only by an agreement in writing which makes reference to this Agreement and has been duly authorized, executed and delivered by each of the Parties. Any purported amendment of this Agreement effected in a manner that does not comply with the preceding sentence shall be void and of no effect.

10.3 Waivers. Any Party may (a) extend the time for the performance of the obligations or acts of any other Party to be performed hereunder, (b) waive any inaccuracy in any of the representations or warranties of any other Party that are contained in this Agreement or (c) waive compliance by any other Party with any of the agreements or conditions contained in this Agreement, but, in the case of each of the foregoing clauses (a) through (c), such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized, executed and delivered by the Party granting such extension or waiver. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.4 Fees and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby, and the Contribution (including the fees and expenses of its advisors, accountants and legal counsel) shall be paid by the Party incurring such expense; provided that all filing fees payable under or pursuant to the HSR Act and any foreign antitrust law shall be paid by Purchaser. Any costs and expenses of the Company incurred prior to the Closing shall be paid by Seller.

10.5 Notices and Demands. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed effectively given, delivered and received upon the earlier of actual receipt or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during the normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid and (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt, as follows:

if to the Company:

Roadrunner Solutions LLC

One Patriots Park

Bedford, Massachusetts 01730

Attention: Tim Kelly, Chief Executive Officer

Email: tim.kelly@homologymedicines.com

with a copy (which shall not constitute notice) to:

Homology Medicines, Inc.

One Patriots Park

Bedford, Massachusetts 01730

Attention: Paul Alloway, General Counsel

Email: palloway@homologymedicines.com

if to Purchaser or to Parent Guarantor:

Oxford Biomedica (UK) Limited

Windrush Court

Transport Way

Oxford OX4 6LT

Attention: Natalie Walter, General Counsel

Email: N.Walter@oxb.com

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

22 Bishopsgate

London EC2N 4BQ

Attention: Paul Claydon

Email: PClaydon@cov.com

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Jack S. Bodner

Email: JBodner@cov.com

if to Seller:

Homology Medicines, Inc.
One Patriots Park
Bedford, Massachusetts 01730
Attention: Paul Alloway, General Counsel

Email: palloway@homologymedicines.com

with a copy (which shall not constitute notice) to:

contracts@homologymedicines.com; and

Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, Massachusetts 02116

Attention: Peter N. Handrinos and Matthew W. Goulding

Email: Peter.Handrinos@lw.com, Matthew.Goulding@lw.com

or to such other address, email address or fax number of which any Party may notify the other Parties as provided above.

10.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

10.7 Governing Law; Venue.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby (whether based on contract, tort, equity or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws (whether of the State of Delaware or of any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws of a jurisdiction other than the State of Delaware.

(b) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 10.7.

10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO OTHER PARTY OR REPRESENTATIVE THEREOF OR OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

10.9 Successors and Assigns. Except as otherwise provided in the Transaction Documents, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, assigns, heirs, executors and administrators of the Parties. No Party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of Seller (in the case of any proposed assignment, delegation or transfer by Purchaser) or Purchaser (in the case of any proposed assignment, delegation or transfer by Seller or the

Company). Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than a Party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.10 Certain Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

(a) “Acquisition Proposal” has the meaning set forth in Section 5.5(a).

(b) “Action” means any claim, demand, action, cause of action, right of recovery, right of set-off, suit, audit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

(c) “Affiliate” means, with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person: (i) any other Person which beneficially owns or holds 50% or more of the outstanding voting securities or other securities convertible into voting securities of such Person; (ii) any other Person of which the specified Person beneficially owns or holds 50% or more of the outstanding voting securities or other securities convertible into voting securities; or (iii) any director, manager, officer or employee of such Person; provided, however, that with respect to any individual Person, the term “Affiliate” shall also include (A) each other member of such individual’s Family, (B) any Affiliate of such individual or one or more members of such individual’s Family, (C) any person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in any other similar capacity) and (D) any trust or estate planning vehicle for the benefit of such individual or his or her Family.

(d) “Agreement” has the meaning set forth in the preamble to this Agreement.

(e) “Allocation” has the meaning set forth in Section 5.8(a).

(f) “Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect, and the related regulations thereunder.

(g) “Business” has the meaning set forth in the recitals to this Agreement.

(h) “Business Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each material compensation or benefit plan, program, arrangement or agreement providing bonus, incentive, deferred compensation, vacation, sick, stock purchase, stock option, severance, employment, consulting, change of control, fringe benefits or other compensation or benefits that is sponsored or maintained by Seller or any of its Affiliates (or pursuant to which Seller or any of its Affiliates have any liability) in which the Transferred Employees participate.

(i) “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or London, United Kingdom are authorized or required by Law to close.

(j) “Capital Interests” means, with respect to any specified Person, any share of capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such specified

Person or any Indebtedness, subscription, put, call, option, warrant or other security, right (including any preemptive right) or entitlement of, or issued or granted by, such specified Person or any of its Affiliates that is convertible into, or exercisable or exchangeable for, or otherwise gives any other Person any right or entitlement to acquire, any share of capital stock of, or other ownership, partnership, joint venture or equity interest in, such specified Person, in all cases, whether vested or unvested and whether or not or subject to any other contingency.

(k) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto.

(l) “Closing” has the meaning set forth in Section 1.2.

(m) “Closing Date” has the meaning set forth in Section 1.2.

(n) “Code” means the United States Internal Revenue Code of 1986.

(o) “Collateral Source” has the meaning set forth in Section 8.4(b).

(p) “Company” has the meaning set forth in the preamble to this Agreement.

(q) “Company Fundamental Representations” means, collectively, each of the representations and warranties set forth in Section 2.1 (Organization and Authorization), Section 2.2 (Non-Contravention), Section 2.3 (Capitalization; Subsidiaries), Section 2.6 (No Operations, Assets or Liabilities), Section 2.8 (Taxes) and Section 2.24 (Fees and Expenses).

(r) “Company Intellectual Property” means (i) all of the Intellectual Property rights owned by the Company or licensed to the Company, and (ii) practiced only in the conduct of the Business.

(s) “Company Transaction Documents” has the meaning set forth in Section 2.1(a).

(t) “Confidentiality Agreement” means that certain Confidentiality Agreement, dated June 21, 2021, as amended on September 27, 2021, October 21, 2021 and December 29, 2021 by and between Seller and Oxford Biomedica (UK) Limited.

(u) “Contract” means any agreement, contract, license, sublicense, lease, sublease, guarantee, purchase order, letter of credit, undertaking, letter agreement, instrument, document, note, bond, mortgage, pledge, security interest or other legally binding commitment or obligation, whether oral or written, each as amended or modified from time to time.

(v) “Contribution” has the meaning set forth in the recitals to this Agreement.

(w) “Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

(x) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, mutations or variants thereof or related or associated epidemics, pandemic or disease outbreaks.

(y) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, in each case resulting from any Laws, orders, directives, guidelines or recommendations by any Governmental Authority, including the Centers for Disease Control and Prevention (CDC) and the World Health Organization (WHO), in connection with or in response to COVID-19, including the CARES Act.

(z) “Data Room” means the online data room entitled “Homology” hosted by Intralinks.

(aa) “Deductible” has the meaning set forth in Section 8.4(a).

(bb) “Disclosure Schedules” has the meaning set forth in Article II.

(cc) “Divestiture Action” means any of the following actions (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Purchaser or their respective Subsidiaries, (ii) terminating existing relationships, contractual rights or obligations of the Company or Purchaser or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Purchaser or their respective Subsidiaries; or (v) effectuating any other change or restructuring of the Company or Purchaser or their respective Subsidiaries (and, in each case, entering into agreements or stipulating to the entry of any order or decree or filing appropriate applications with any Governmental Authority, in each case, pursuant to or under the HSR Act or other applicable antitrust laws and, in the case of actions by or with respect to the Company or its businesses or assets, consenting to such action by or with respect to the Company).

(dd) “Employee Matters Agreement” has the meaning set forth in the recitals to this Agreement.

(ee) “Enforceability Exceptions” means (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(ff) “Environmental Law” means any judgment, decree, order, law, rule or regulation in each case, having the force and effect of law (including the common law) and pertaining to preservation or protection of the environment or natural resources, pollution, occupational health and safety, or governing the use, manufacture, generation, storage, handling, disposal, release, emission of, or exposure to, Hazardous Substances.

(gg) “Environmental Permit” means all permits, licenses and other authorizations required under any Environmental Law.

(hh) “Equity Issuance” has the meaning set forth in Section 1.1(b).

(ii) “Equity Transfer” has the meaning set forth in Section 1.1(a).

(jj) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(kk) “ESA Delivery Date” has the meaning set forth in Section 5.7.

(ll) “Facility” has the meaning set forth in the recitals to this Agreement.

(mm) “Facility Lease” means that certain Lease Agreement, dated as of December 21, 2017, by and between Patriots Park Owner, LLC, a Delaware limited liability company, as landlord, and Seller, as tenant, as amended by that First Amendment to Lease, dated February 8, 2019, as further amended by that Second Amendment to Lease dated March 15, 2019, and as further amended by that Third Amendment to Lease dated as of November 9, 2021.

(nn) “Family” means, with respect to an individual Person, (i) such individual’s spouse and any former spouses, (ii) any other individual Person who is related to such individual or such individual’s spouse (or any former spouse) within the second degree and (iii) any other individual Person who resides with such individual.

(oo) “Fraud” means a claim for Delaware common law fraud with respect to the making by a Party of any of the representations and warranties contained in Article II, Article III or Article IV; provided that “Fraud” shall not include any claim based on constructive knowledge, negligent misrepresentation, recklessness or similar theory.

(pp) “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

(qq) “Government Official” means (i) any officer or employee of any Governmental Authority, (ii) any Person acting in an official capacity on behalf of a Governmental Authority, (iii) any officer or employee of a Person that is majority or wholly owned by a Governmental Authority, (iv) any officer or employee of a public international organization, such as the World Bank or the United Nations, (v) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party or (vi) any candidate for political office.

(rr) “Governmental Authority” means any foreign, federal, state, local, county, municipal, provincial, multinational government or other governmental or quasi-governmental authority or regulatory board, court, tribunal, arbitrating body, governmental department, commission, board, body, self-regulating authority, bureau or agency, as well as any other instrumentality or entity designated to act for or on behalf of any of the foregoing.

(ss) “Guaranteed Obligations” has the meaning set forth in Section 9.1.

(tt) “Hazardous Substance” means (i) those substances defined in or regulated as hazardous or toxic (or terms of similar meaning and regulatory effect) under the following federal statutes and their state or provincial counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant (including per- and polyflouroalkyl substances); and (vi) any substance, material or waste regulated by any federal, state, provincial, local or foreign Governmental Authority pursuant to any Environmental Laws.

(uu) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(vv) “Indebtedness” means, with respect to any Person, without duplication, and to the extent not paid prior to the Closing, all liabilities of such Person (i) for borrowed money or indebtedness issued or incurred in substitution or exchange for borrowed money, (ii) in respect of deferred purchase price for property (including pursuant to capitalized liability under all capital or finance leases (but not operating leases) of such Person, any earn-outs or other forms of contingent payments due for the acquisition of Capital Interests or assets), (iii) evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) secured by a Lien (other than Permitted Liens) on any assets and properties of such Person, (vi) to repay deposits or other amounts advanced by and owing to third parties, (vii) under conditional sale or other title retention agreements relating to property acquired by such Person, (viii) owing, whether or not ultimately forgivable, under any COVID-19 legislation relief program, including the Paycheck Protection Program, (ix) for guarantees, sureties, bankers acceptances or similar obligations securing such indebtedness, with respect to any indebtedness, obligations, claim or liability of any other Person of a type described in clauses (i) through (viii) above, and (x) for all principal, accrued and unpaid interest, prepayment penalties, redemption premiums, call premiums, make-whole payments or similar fees, costs, expenses and penalties or other penalties and expenses which would be payable if such liability were paid in full as of the Closing Date (to the extent due and payable as of the Closing Date), unpaid fees and expenses, in each case, due with respect to any of the obligations of the type described in clauses (i) through (ix).

(ww) “Indemnified Parties” has the meaning set forth in Section 8.3.

(xx) “Indemnifying Party” has the meaning set forth in Section 8.5.

(yy) “Insurance Policies” has the meaning set forth in Section 2.19.

(zz) “Intellectual Property” means any and all of the following and all rights therein: (i) Know-How; (ii) inventions, discoveries, whether patentable or not, and all patents and patent applications therefor, including continuations, divisionals, continuations-in-part, renewals, extensions, reissues, reexaminations, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing, and all rights and priorities afforded under any Law with respect to any of the foregoing (collectively, “Patents”) and similar or equivalent exclusive rights in inventions and designs; (iii) trademarks, service marks, trade dress, trade names, logos and other designations of origin, all registrations and applications for any of the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (iv) domain names and uniform resource locators, Internet Protocol addresses, social media accounts or other names, identifiers and locators associated with Internet addresses, sites and services; (v) copyrights and any other equivalent rights in published and unpublished original works of authorship (including rights in software to the extent it constitutes an original work of authorship) fixed in any tangible media, and all registrations and applications therefor, and all renewals, extensions, restorations, and reversions thereof, and the right to use, reproduce, display, perform, modify, enhance, distribute, and prepare derivative works of all works of authorship, and all other rights corresponding thereto throughout the world; (vi) rights in software and technical data, (vii) rights in databases, compilations of data and aggregated data; (viii) rights, benefits, and priorities afforded under applicable Law with respect to any of the foregoing, including all statutory and common law rights therein and thereto, (ix) all rights in any of the foregoing anywhere in the world to bring an action for past, present and future infringement, dilution, misappropriation or other impairment or violation of rights and to receive damages, proceeds or any other legal or equitable protections and remedies with respect to any of the foregoing, and (x) similar or equivalent rights to any of the foregoing anywhere in the world.

(aaa) “Inventory” means all inventories of raw materials, product packaging and labeling materials, supplies, work-in-process, goods in transit and finished goods and products owned by Seller and used primarily or held for use primarily in the Business.

(bbb) “IRS” means the United States Internal Revenue Service.

(ccc) “Judgment” has the meaning set forth in Section 7.1(b)(i).

(ddd) “Know-How” means any techniques, technology, Inventions, methods, know-how, data and results (including pharmacological, toxicological and non-clinical, pre-clinical, and clinical data and results), analytical and quality control data and results, regulatory documents, business and information, compositions of matter, cells, cell lines, assays, animal models, reagents and other physical, biological, or chemical material, whether or not confidential or proprietary, confidential or proprietary business or technical information and Trade Secret and industrial secret rights that derive independent economic value, whether actual or potential, from not being known to other Persons, including in information pertaining or relating to inventions, discoveries, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, technology, techniques, designs, correspondence, computer programs, software documents, apparatus, results, strategies, regulatory documentation and submissions, and information pertaining to, or made in association with, filings with any Governmental Authority or patent authority, manufacturing and data descriptions, engineering, and other drawings and manuals, recipes, manufacturing processes, test processes, algorithms, models, methodologies, designs, lab journals, notebooks, schematics, plans, blue prints, research and development reports, technical assistance, engineering and technical data, design and engineering specifications, and similar materials recording or evidencing expertise or information, including those related to processes under development, customer lists, suppliers lists, pricing and cost information and business and marketing plans, market data, financial data or descriptions, databases, data collections, data sets, curated data content, and data layers, devices, assays, specifications, physical, chemical and biological materials and compounds, compound libraries, and the like, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, whether or not patentable and whether or not confidential or proprietary, and all rights to limit the use or disclosure of any of the foregoing.

(eee) “knowledge” means with respect to Seller, the actual knowledge of each of the individuals identified on Schedule 10.10(eee), or the knowledge any of such individuals would reasonably be expected to have after reasonable inquiry.

(fff) “Landlord Consent” has the meaning set forth in Section 5.6(c).

(ggg) “Law” means any foreign, federal, state and local statute, law (including civil and common law), act, ordinance, rule, regulation, constitution, treaty, code, rule, regulation and any Order.

(hhh) “Lease Assignment” has the meaning set forth in the recitals to this Agreement.

(iii) “Lien” means any hypothecation, claim, mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), interest, deed of trust, easement, preference, priority, lease, conveyance of any right, Tax or charge of any kind (including any agreement to give any of the foregoing) or nature, but excluding any non-exclusive license granted with respect to any Intellectual Property.

(jjj) “License and Patent Management Agreement” has the meaning set forth in the recitals to this Agreement.

(kkk) “LLC Agreement” has the meaning set forth in the recitals to this Agreement.

(lll) “Loss” means, without duplication, any and all claims, damages, losses (including lost profits, consequential damages, special damages and incidental or indirect damages), penalties, judgments, settlements, payments, obligations, fines, interest, costs and expenses (including the reasonable out-of-pocket costs and expenses of attorneys incurred in the defense thereof), but excluding punitive or exemplary damages (other than to the extent that any such damages are actually awarded pursuant to an Order against, and actually paid by, an Indemnified Party pursuant to a Third Party Claim).

(mmm) “Material Adverse Effect” means any event, circumstance, state of facts, development, condition, occurrence, change or effect that, individually or in the aggregate with any other event, circumstance, state of facts, development, condition, occurrence, change or effect, has had, or would reasonably be expected to have, a material adverse effect on (i) the Business or (ii) the ability of the Company or Seller to perform its obligations under this Agreement or to consummate the transaction contemplated hereby, other than compliance with Section 5.1 of this Agreement and provided that this clause (ii) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Sections 2.2 and 3.2; provided, however, that, for purposes of clause (i), any adverse change, event or effect arising from or related to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (A) the execution, delivery, public announcement, pendency or occurrence of this Agreement or any of the transactions contemplated hereby or any actions taken in compliance herewith, including the impact thereof on the relationships of customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with which the Business has any relationship; (B) conditions affecting the industries in which the Business operates or participates, the political conditions of the United States or any foreign country in any location where the Business operates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Business operates, including changes in interest rates; (C) any change in GAAP or in accounting standards, or applicable Laws (or the enforcement, implementation or interpretation thereof); (D) any acts of God, calamities, acts of war (whether or not declared), terrorism or military action, epidemics or pandemics (including COVID-19), national or international political, general economic, social conditions or changes in the financial or capital markets (or any escalation or worsening of any of the foregoing); (E) any failure, in and of itself, by the Business to meet any projections, forecasts, or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect); or (F) actions taken by or at the written direction of Purchaser or any of its Affiliates; provided that with respect to any change, event or effect described in the foregoing clauses (B) through (D), such change, event or effect shall be taken into account to the extent such change, event or effect adversely affects the Business disproportionately relative to other comparable companies operating in the industry in which Seller operates.

(nnn) “Material Contracts” has the meaning set forth in Section 2.12(a).

(ooo) “Non-Assignable Asset” means any Transferred Asset that is a Contract pursuant to which an attempted assignment of such Contract, without the consent of, or other action by, any third party, would constitute (with or without notice, lapse of time or both) a violation of applicable Law, a breach under such Contract or adversely affect in any material respect the rights of Seller or the Company, as applicable, thereunder, or the Business.

(ppp) “Order” means any decree, injunction, stay, judgment, determination, order, ruling, decision, stipulation, assessment or writ (whether judicial, executive, legislative, administrative or arbitral) entered by or with any Governmental Authority.

(qqq) “Outside Deadline” has the meaning set forth in Section 7.1(b)(ii).

(rrr) “Parent Guaranty” has the meaning set forth in Section 9.1.

(sss) “Parent Guarantor” has the meaning set forth in the preamble to this Agreement.

(ttt) “Party” has the meaning set forth in the preamble to this Agreement.

(uuu) “Patent Assignment Agreement” has the meaning set forth in the recitals to this Agreement.

(vvv) “Patents” has the meaning set forth in the definition of “Intellectual Property.”

(www) “Permits” means all permits, licenses, orders, franchises and other rights and privileges of all Governmental Authorities necessary for the operation of the Business as presently conducted.

(xxx) “Permitted Liens” means, with respect to the Company and the Business, (i) statutory liens of landlords, liens of carriers, warehousepersons, mechanics, workmen, repairmen and material persons or other like liens incurred in the ordinary course of business, (ii) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs, in each case, in the ordinary course of business, (iii) imperfections of title, easements, covenants, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not materially interfere with the ordinary conduct of the Business and do not, individually or in the aggregate, materially impair the continued use, occupancy and operation of the Facility as currently used, occupied and operated by the Business as of the date of this Agreement, (iv) liens for Taxes not yet due and payable, (v) liens for assessments and other governmental charges not yet due and payable, (vi) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Business or any violation of which would not have a material adverse effect on the Business, (vii) Liens on the real property encumbered by the Facility Lease and Liens created by or consented to by the landlord under the Facility Lease and (viii) Liens described on Schedule 10.10(xxx)(viii).

(yyy) “Person” means any individual, corporation, partnership, joint venture, association, trust, unincorporated organization, or other legal entity, or any Governmental Authority or department, agency or political subdivision thereof.

(zzz) “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

(aaaa) “Pre-Closing Taxes” means (i) any Taxes to the extent arising out of the Business or the Transferred Assets for any Pre-Closing Tax Period, determined in accordance with Section 5.8(d), (ii) any Taxes of the Company for any Pre-Closing Tax Period, determined in accordance with Section 5.8(d), (iii) to the extent not described under clauses (i) or (ii), any and all Taxes of Seller or any Affiliate of Seller for any Pre-Closing Tax Period, including Taxes (other than Transfer Taxes described in clause (v)) incurred by Seller or any Affiliate of Seller in connection with the consummation of transactions contemplated by this Agreement, (iv) any and all Taxes arising from an obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreements with respect to the Business or the Transferred Assets entered into on or prior to the Closing Date, and (v) any Transfer Taxes allocated to Seller pursuant to Section 1.4.

(bbbb) “Purchase Price” has the meaning set forth in the recitals to this Agreement.

(cccc) “Purchased Units” has the meaning set forth in the recitals to this Agreement.

(dddd) “Purchaser” has the meaning set forth in the preamble to this Agreement.

(eeee) “Purchaser Fundamental Representations” means the representations and warranties set forth in each of Section 4.1 (Organization and Authorization), Section 4.2 (Non-Contravention) and Section 4.10 (Fees and Expenses).

(ffff) “Purchaser Indemnified Parties” has the meaning set forth in Section 8.2.

(gggg) “Purchaser Representations” has the meaning set forth in Section 3.7.

(hhhh) “Purchaser Transaction Documents” has the meaning set forth in Section 4.1.

(iiii) “Quality Agreement” has the meaning set forth in the recitals to this Agreement.

(jjjj) “Receiving Party” has the meaning set forth in Section 5.6(a).

(kkkk) “Regulatory Requirements” means Laws applicable to the manufacturing, processing, packing, labeling, holding, and distribution of drugs or biological products, as applicable to the Business, including without limitation: (i) the Federal, Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and the rules and regulations promulgated thereunder; (ii) the Public Health Service Act (42 U.S.C. § 201 et seq.) and the rules and regulations promulgated thereunder; and (iii) any analogous requirements of any Governmental Authority that regulates the manufacturing, processing, packing, labeling, holding or distribution of drugs or biological products manufactured by the Company.

(llll) “Representative” means, with respect to any specified Person, any director, manager, officer, employee, agent, attorney, advisor including any financial advisor or other representative of such specified Person.

(mmmm) “SEC” means the Securities and Exchange Commission.

(nnnn) “Seller” has the meaning set forth in the preamble to this Agreement.

(oooo) “Seller and Company Representations” has the meaning set forth in Section 2.26.

(pppp) “Seller Fundamental Representations” means the representations and warranties set forth in each of Section 3.1 (Organization and Authority), Section 3.2 (Non-Contravention), Section 3.3 (Title to Transferred Units) and Section 3.6 (Fees and Expenses).

(qqqq) “Seller Indemnified Parties” has the meaning set forth in Section 8.3.

(rrrr) “Seller Representations” has the meaning set forth in Section 4.11.

(ssss) “Seller Transaction Documents” has the meaning set forth in Section 3.1.

(tttt) “Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

(uuuu) “Sublease Agreement” has the meaning set forth in the recitals to this Agreement.

(vvvv) “Subscribed Units” has the meaning set forth in the recitals to this Agreement.

(wwww) “Subscription Price” has the meaning set forth in the recitals to this Agreement.

(xxxx) “Subsidiary” means, with respect to any specified Person, any other Person (other than an individual) (i) the accounts of which would be consolidated with those of such specified Person in such specified Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) more than 50% of the outstanding Capital Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person of which are owned or controlled, directly or indirectly through one or more intermediaries, by such specified Person.

(yyyy) “Supply Agreement” has the meaning set forth in the recitals to this Agreement.

(zzzz) “Tax Contest” has the meaning set forth in Section 5.8(e).

(aaaaa) “Tax Returns” means federal, state, local, foreign or other tax returns, declarations, reports, claims for refunds, information returns or statements relating to Taxes filed or required to be filed with any Taxing Authority, together with any schedule, attachment, or amendment thereof.

(bbbbb) “Taxes” means federal, state, local, foreign or other taxes, fees, levies, duties, tariffs, imposts, and like assessments or charges of whatever kind in the nature of a tax, including taxes or other similar charges on, measured by or with respect to income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall, profits, environmental, custom duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, ad valorem, value added, goods and services, alternative or add-on minimum or estimated tax, including any interest, penalty, or addition thereto, and any penalties, interest or similar payments and fees imposed in respect of a failure to file any Tax Returns in a timely, correct or complete way.

(ccccc) “Taxing Authority” means any Governmental Authority responsible for the administration, assessment, collection or regulation of any Taxes or Tax Returns.

(ddddd) “Third Party Claim” has the meaning set forth in Section 8.5(a).

(eeeee) “Third Party Consent” has the meaning set forth in Section 5.6(a).

(fffff) “Trade Secret” means information, such as a formula, pattern, compilation, program, device, method, technique, or process, that derives actual or potential independent economic value from not being generally well known to, and not being readily ascertainable by proper means, by another Person who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(ggggg) “Transaction Documents” means this Agreement, the LLC Agreement, the License and Patent Management Agreement, the Transitional Services Agreement, the Contribution Agreement, the Supply Agreement, the Lease Assignment, the Sublease Agreement, the Employee Matters Agreement, the Patent Assignment Agreement, the Quality Agreement and any other agreements, documents and instruments contemplated by this Agreement.

(hhhhh) “Transfer Price” has the meaning set forth in the recitals to this Agreement.

(iiiii) “Transfer Taxes” has the meaning set forth in Section 1.4.

(jjjjj) “Transferred Assets” has the meaning set forth in the Contribution Agreement.

(kkkkk) “Transferred Employee” has the meaning set forth in the Employee Matters Agreement.

(lllll) “Transferred Liabilities” has the meaning set forth in the Contribution Agreement.

(mmmmm) “Transferred Patents” has the meaning set forth in Section 2.11(b).

(nnnnn) “Transferred Units” has the meaning set forth in the recitals to this Agreement.

(ooooo) “Transferring Party” has the meaning set forth in Section 5.6(b).

(ppppp) “Transitional Services Agreement” has the meaning set forth in the recitals to this Agreement.

10.11 Confidentiality; Publicity. Prior to the Closing Date, no press release or any public disclosure, either written or oral, of this Agreement, the transactions contemplated by this Agreement or negotiations related thereto shall be made by Seller, Purchaser, the Company or any of their respective Representatives without the express prior written consent of Purchaser, the Company and Seller, except to the extent any such Party determines, after consultation with outside legal counsel, such release or public disclosure is required by any applicable Law or any listing agreement with, or rule or regulation of, any securities exchange or association on which the securities of Seller or Purchaser, as applicable, are listed, in which case the Party proposing to issue such press release or make such public disclosure shall consult with the other Party about, and, to the extent permitted by applicable Law, allow the other Party reasonable time (taking into account the circumstances) to comment on, such release or public disclosure in advance of such issuance, and the Party required to make the release or public disclosure will consider such comments in good faith. Unless consented to by Seller and Purchaser, as applicable, in advance or as required by Law (in which case the Party required to make such disclosure will consult with the other Party a reasonable time prior to making such disclosure and will consider in good faith any comments made by the other Party to such disclosure), the Parties shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person or individual other than to their Affiliates. If a Party or its Affiliates, based on the advice of their counsel, determines that this Agreement or any of the other Transaction Documents must be publicly filed with a Governmental Authority, then such Party or its applicable Affiliate, prior to making such filing, shall provide the other Parties and their respective counsel with a redacted version of this Agreement or the applicable Transaction Document that it intends to file, and will consider in good faith any comments provided by such Party or its counsel and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Authority of those provisions specified by such Party or its counsel for redaction and confidentiality.

10.12 Remedies. Notwithstanding Section 8.6, the Parties agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and (b) accordingly, each of the Parties shall be entitled, without the necessity of posting bond or other undertaking, to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity.

10.13 Interpretation. For purposes of this Agreement, the following rules of interpretation apply:

(a) Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(b) Calculation of Time Period. Except as otherwise provided herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If any period is to be measured in Business Days and the last day of such period is not a Business Day, the period in question ends on the next succeeding Business Day.

(c) Currency; Financial Terms. Any reference in this Agreement to “$” means U.S. dollars. Financial terms used herein shall have the meanings given to such terms under GAAP unless otherwise specified herein.

(d) Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Annex,” “Section,” “Schedule” or “Exhibit” are to the corresponding Annex, Section, Schedule or Exhibit of this Agreement.

(e) References to Contracts and Laws. References herein to any Contract or other document shall be deemed to be references to such Contract or other document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on amendment, restatement, supplementation or modification thereof set forth therein). References herein to any statute, rule or regulation shall be deemed to be references to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of rules or regulations thereunder.

(f) Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated hereby, with the opportunity to seek advice as to their legal rights from such legal counsel. In the event that any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the Parties and no presumption of burden of proof is to arise favoring or disfavoring any Party by virtue of the authorship of any provision hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

(g) Counterparts. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

(h) Electronic Mail. The exchange of signature pages to this Agreement (in counterparts or otherwise) by electronic mail transmission, .pdf scan or other electronic transmission (including via www.docusign.com) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(i) Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Exhibits/Schedules/Annexes. The Exhibits, Schedules and Annexes to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits, Schedules and Annexes attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Company may, at its option, include in the Disclosure Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any capitalized terms used in any Exhibit, Schedule or Annex but not otherwise defined therein shall be defined as set forth in this Agreement. The inclusion of information in the Disclosure Schedules will not be construed as an admission to any third party of any liability or obligation of the Company or Seller.

(ii) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number shall include the plural and vice versa.

(iii) “License.” The word “license” (regardless of the tense when used as a verb or single or plural form when used as a noun) shall include the term “sublicense” (and its corresponding forms) and vice versa.

(iv) “Herein.” The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits, Schedules and Annexes to this Agreement) and not merely to a particular term or provision of this Agreement or subdivision in which such words appear unless the context otherwise requires.

(v) “Including”; “to the Extent.” The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(vi) “Ordinary Course of Business.” The words “ordinary course,” “ordinary course of business” or words of similar import shall be deemed to mean solely, with respect to the operation of the Business, “ordinary course of business consistent with past practice, including (as applicable) as to scope, duration, amount or other metric” as the same has been or may be modified for any COVID-19 Measures.

(vii) “Made Available.” The words “made available,” “furnished,” “delivered,” or words of similar import with respect to any item made available by Seller or the Company shall mean delivered or posted at least one (1) day prior to the date of this Agreement in the Data Room.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SELLER:

HOMOLOGY MEDICINES, INC.

By: /s/ Arthur O. Tzianabos

Name: Arthur O. Tzianabos
Title: President and Chief Executive Officer

[Signature Page to Equity Securities Purchase Agreement]

THE COMPANY:

ROADRUNNER SOLUTIONS LLC

By: /s/ Tim Kelly

Name: Tim Kelly
Title: Chief Executive Officer

BN\1069624.7

BN\48536367_6

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US-DOCS\127806178.5

DOCPROPERTY iManageFooter \* MERGEFORMAT NY: 1336395v23

PURCHASER:

OXFORD BIOMEDICA (US), INC.

By: /s/ Stuart Paynter

Name: Stuart Paynter
Title: Chief Financial Officer

PARENT GUARANTOR:

OXFORD BIOMEDICA PLC

By: /s/ Stuart Paynter

Name: Stuart Paynter
Title: Chief Financial Officer

EXHIBIT A

Form of Contribution Agreement

See attached.

EXHIBIT B

Form of Patent Management and License Agreement

See attached.

EXHIBIT C

Form of Supply Agreement

See attached.

EXHIBIT D

Form of Transitional Services Agreement

See attached.

EXHIBIT E

Form of Lease Assignment

See attached.

EXHIBIT F

Form of Sublease Agreement

See attached.

EXHIBIT G

Form of Employee Matters Agreement

See attached.

EXHIBIT H

Form of Patent Assignment Agreement

See attached.

EXHIBIT I

Form of Quality Agreement

See attached.

EXHIBIT J

Form of LLC Agreement

See attached.